Exhibit 10.11

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of October 20, 2021, is made by and between ATLAS SAND COMPANY, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Borrower”), and STONEBRIAR COMMERCIAL FINANCE LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”).

WHEREAS, Borrower has applied to Lender for a term loan, and Lender has agreed to extend a term loan facility to Borrower in an aggregate principal amount of $180,000,000.00 (the “Maximum Principal Amount”).

NOW, THEREFORE, in consideration of the premises, agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1. DEFINITIONS; CONSTRUCTION. In addition to terms that are defined elsewhere in this Agreement, capitalized words and terms used in this Agreement shall have the meanings specified therefor in Exhibit A attached hereto. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Agreement that are defined in the Uniform Commercial Code shall have the meanings attributed to such terms in the Uniform Commercial Code. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to Lender hereunder shall be prepared in accordance with GAAP applied on a consistent basis except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to Lender on the next date on which financial statements are required to be delivered to Lender pursuant to Section 5(d); provided that, unless Borrower and Lender shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein are computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding any changes in GAAP after December 31, 2017 any lease of Borrower or its Subsidiaries that would be characterized as an operating lease under GAAP in effect on December 31, 2017 (whether such lease is entered into before or after December 31, 2017) shall not constitute a Capital Lease under this Agreement or any other Loan Document as a result of such changes in GAAP unless otherwise agreed to in writing by Borrower and Lender (it being understood and agreed that, for the avoidance of doubt, any future effectiveness of ASC 842 after December 31, 2017 shall be disregarded for purposes of this Agreement). Borrower and Lender agree to negotiate in good faith to amend such computation or determination to preserve the original intent in light of the change in GAAP. References herein to any Section, Schedule or exhibit shall be to a Section of, or a Schedule or an exhibit to, this Agreement, unless otherwise specifically provided, and the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

2. TERM. This Agreement shall be effective as of the date hereof, and shall continue in full force and effect until such time as all of the Indebtedness and other Obligations of Borrower under the Loan have been indefeasibly paid and satisfied in full, including principal, interest, costs, expenses, attorneys’ fees, and other fees and charges required to be paid pursuant to the terms of the Loan Documents.

3. LOAN AND TERMS OF PAYMENT; ADVANCE PROVISIONS.

(a) The Loan. Subject to the terms and conditions set forth in this Agreement and in the other Loan Documents (including, for avoidance of doubt, satisfaction of the conditions precedent set forth in Exhibit B attached hereto), Lender agrees to make a loan to Borrower in an amount equal to the Maximum Principal Amount (the “Loan”), which Loan shall be funded in a single Advance made on the Closing Date and repaid in accordance with the terms of this Agreement and the Note. The Loan will be evidenced by the Note in the Maximum Principal Amount. Borrower agrees to borrow and repay the Loan, with interest, in accordance with the Note, this Agreement, and the other Loan Documents. The obligation of Borrower to repay the Loan, together with interest as provided in this Agreement and in the Note, shall commence upon the funding of the Loan on the Closing Date and shall be unconditional. Borrower hereby accepts the Loan on the Closing Date, subject to and upon the terms and conditions set forth herein.

(b) Closing Fee. On the Closing Date, Borrower shall pay Lender a closing fee equal to $1,800,000.00 (the “Closing Fee”) which fee shall be fully earned as of the Closing Date and shall not be refundable. The Closing Fee shall be deducted from the proceeds of the Loan funded on the Closing Date.

(c) No Reborrowings. Amounts borrowed hereunder and that are repaid or prepaid may not be reborrowed.

(d) Lender’s Records. Lender shall record in its records the date and amount of the Loan and each repayment thereof. The amounts so recorded shall be conclusive evidence, absent manifest error, of the principal amount owing and unpaid with respect to the Loan; provided, however, that the failure to so record any such amount or any error in so recording any such amount shall not limit or otherwise affect the obligations of Borrower hereunder or under the Note or any other Loan Document to repay the principal amount of the Loan together with all interest accruing thereon.

(e) Use of Proceeds. Proceeds of the Loan will be used exclusively by Borrower for general corporate purposes (including, e.g., to refinance existing indebtedness, to make permitted distributions, etc.), in each case in accordance with the terms of this Agreement and the other Loan Documents. No proceeds of the Loan will be used in violation of any Applicable Law.

(f) Collateral. The Loan will be secured by the Collateral. Notwithstanding that the total Obligations may, at any time, exceed the Maximum Principal Amount, the total of all such disbursements and all other Obligations hereunder and under any other Loan Document shall be secured by all of the Collateral. All other sums expended by Lender pursuant to any Loan Document shall constitute Obligations under the Loan Documents and shall be secured by all of the Collateral.

(g) Payments. During the term of the Loan, Borrower shall make payments on each Payment Day as required by the Note. Payments of principal, interest and all other amounts due under the Note and this Agreement shall be made by wire transfer. All such payments shall be payable to Lender as to such account or place as Lender may designate in writing from time to time. If an Event of Default has occurred and is continuing, Lender may apply payments received or collected from Borrower or for the account of Borrower (including, the monetary proceeds of collection or of realization upon any Collateral) to the Indebtedness in such order and manner as Lender determines in its sole discretion, but subject to the terms of the ABL/Term Intercreditor Agreement. If no Event of Default shall have occurred and be continuing all payments shall be applied as set forth in this Agreement and the Loan Documents.

(h) No Deductions or Setoff; Reinstatement of Obligations. Borrower hereby unconditionally promises to pay Lender all Indebtedness as and when due in accordance with this Agreement and the Loan Documents. Borrower shall make all payments to Lender on the Indebtedness free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restriction or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Indebtedness, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Indebtedness intended to be satisfied by such payment or proceeds shall be reinstated and continue, and this Agreement shall continue in full force and effect as if such payment or proceeds has not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold the Lender harmless for, the amount of any payments or proceeds surrendered or returned. This Section 3(h) shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds, and this Section 3(h) shall survive the payment of the Indebtedness and the termination of this Agreement.

(i) Late Fees. If Borrower fails to make any payment pursuant to this Agreement, the Note or any other Loan Document on or before the fifth day after the due date for such payment (other than the payment due at maturity, in which case, if Borrower fails to make such payment on the date such payment is due), then Borrower shall, following Lender’s written request therefor, pay Lender a late fee equal to 3% of such past-due payment (not to exceed the lawful maximum). Such late fee will be immediately due and payable and is in addition to any other charges, costs, fees, and expenses that Borrower may owe as a result of the late payment, including the imposition of the Default Rate pursuant to the Note or any other Loan Document.

4. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender, as of the date of this Agreement:

(a) Organization. Borrower (i) is a “registered organization” (as defined in the Uniform Commercial Code) duly organized, validly existing and in good standing under the laws of the State of Delaware, and Borrower’s exact legal name is as set forth in the first paragraph of this Agreement; (ii) has the power and authority to own its properties and assets and to transact the businesses in which it is presently, or proposes to be, engaged and (iii) is duly qualified and authorized to do business and is in good standing in every jurisdiction in which the laws of such jurisdiction require Borrower to be so qualified or authorized, except where failure to be so qualified or authorized would not reasonably be expected to result in a Material Adverse Effect.

(b) Authorization. The execution, delivery and performance by Borrower hereof and of each of the other Loan Documents to which it is a party are within the powers of Borrower, do not contravene the organizational documents of Borrower, and do not (i) violate any law or regulation, or any order or decree of any court or Governmental Authority, (ii) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on Borrower or any of its properties, or (iii) require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or other Person, except (A) such as have been obtained or made and are in full force and effect, (B) the recording and filing of the Security Instruments and Uniform Commercial Code financing statements as required by the Loan Documents and (C) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder and would not reasonably be expected to result in a Material Adverse Effect. This Agreement is, and each of the other Loan Documents to which Borrower is or will be a party, when delivered hereunder or thereunder, will be, the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with such Loan Document’s terms, subject to applicable bankruptcy laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Financial Information. All financial statements of Borrower (including in each case the related statements and notes) supplied to Lender on or prior to the Closing Date fairly present in all material respects the financial position of Borrower for the respective periods so specified and have been prepared in accordance with GAAP except as may be set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). Moreover, Borrower is expressly stating that as of the date of this Agreement there has been no material adverse change in Borrower’s financial condition as compared to the condition represented in the audited financial statements of Borrower for the fiscal year ending December 31, 2020. It is understood and agreed for all purposes under the Loan Documents that (i) to the extent any certificate, statement, report, or information furnished by any Loan Party pursuant to or in connection with the Loan Documents was based upon or constitutes a forecast or projection, each Loan Party represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such certificate, statement, report, or information (it being recognized by Lender, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Loan Parties make no representation that such projections will be realized) and (ii) as to statements, information and reports supplied by third parties after the Closing Date, each of the Loan Parties represents only that it is not aware of any material misstatement or omission therein.

(d) Hazardous Substances. Except as disclosed by Borrower and acknowledged by Lender in writing on or prior to the date hereof or for matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, Borrower represents and warrants that Borrower has no knowledge of (i) any violation of Environmental Laws by Borrower or any other Loan Party or affecting Borrower’s or any other Loan Party’s property, including the Collateral; (ii) any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance on any of Borrower’s or any other Loan Party’s property, including the Collateral, by Borrower, any Loan Party or any prior owners or occupants of any of the such property; or (iii) any litigation or claims of any kind relating to such matters. Any inspections or tests made by Lender related to the foregoing during the continuance of an Event of Default shall be at Borrower’s expense and for Lender’s purposes only. Borrower hereby (A) releases and waives any claims (including any future claims) against Lender for indemnification or contribution in the event Borrower becomes liable for cleanup or other costs in connection with any event described in clauses (i) or (ii) above, and (B) agrees to indemnify, defend and hold harmless Lender against any and all claims, losses, liabilities, damages, penalties, and expenses which Lender may directly or indirectly suffer as a consequence of any event described in clauses (i) or (ii) above or any event similar or related thereto. The provisions of this Section 4(d) shall survive the payment of the Indebtedness and the termination, expiration or other satisfaction of this Agreement and shall not be affected by Lender’s acquisition of any interest in the Collateral, whether by foreclosure or other means.

(e) Litigation and Claims. No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower or any other Loan Party is pending or, to Borrower’s knowledge, threatened (in writing), and, to Borrower’s knowledge, no other event has occurred which may adversely affect Borrower’s or any other Loan Party’s financial condition or properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by Lender in writing on or prior to the date hereof or that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(f) Taxes. All of Borrower’s and each other Loan Party’s federal tax returns and all other material tax returns required to be filed have been filed by the date of this Agreement, and all material Taxes (other than Contested Taxes) resulting therefrom have been paid in full when due.

(g) Solvency. Borrower and the other Loan Parties, on a consolidated basis, are solvent, are paying their debts as they become due and have sufficient capital to conduct their business. The fair salable value of the Loan Parties’ assets, on a consolidated basis, is in excess of the total amount of their liabilities (including contingent liabilities) as they become absolute and matured.

(h) No Defaults or Events of Default. Neither Borrower nor any other Loan Party is in default under any Major Material Contract to which it is a party or by which it is bound, and Borrower knows of no ongoing dispute regarding any contract or lease of a Loan Party which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(i) Foreign Assets Control Regulations, Etc. (i) No Loan Party nor any Affiliate of any Loan Party is (A) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC” and each such Person, an “OFAC Listed Person”) (B) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (1) any OFAC Listed Person or (2) any Person, entity, organization, foreign country or regime that is subject to any OFAC sanctions program, or (3) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (A), clause (B) or clause (C), a “Blocked Person”). (ii) No part of the proceeds from and Loan constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by Borrower or any Affiliate of Borrower, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (B) otherwise in violation of U.S. Economic Sanctions. (iii) No Loan Party nor any Affiliate of any Loan Party (A) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (B) to Borrower’s actual knowledge, after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (C) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (D) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

(j) Investment Company Act. None of the Loan Parties is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

(k) ERISA. Borrower and each other Loan Party is in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and no event has occurred or other circumstance now exists with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, other than a Multiemployer Plan) that, in any case, could reasonably be expected to cause a Material Adverse Effect.

5. COVENANTS. For the term of this Agreement:

(a) Existence, Compliance with Laws, Fundamental Changes. Borrower will maintain its existence and its current yearly accounting cycle and will maintain in full force and affect all licenses, bonds, franchises, leases, trademarks, patents, contracts and other rights necessary to the conduct of its business, in each case, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect. Borrower will comply with all applicable laws and regulations of any applicable Governmental Authority, except for such laws and regulations the violations of which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Borrower. Borrower will give Lender prior written notice of any intent to change Borrower’s or any other Loan Party’s name, principal address or jurisdiction of formation. Neither Borrower nor any other Loan Party shall amend, restate, supplement, modify or terminate any of its organizational documents in any manner that would reasonably be expected to be materially adverse to the interests of Lender without the prior written consent of Lender in each instance. In the event that Borrower or any other Loan Party shall amend, restate, supplement, modify or terminate any of its organizational documents in any manner, Borrower or such other Loan Party shall provide Lender with notice and copies of any and all such amendments, restatements, supplements, modifications or terminations within thirty (30) days following the effective date thereof.

(b) Merger, Consolidation, Etc. Without the prior written consent of Lender (such consent to be granted or withheld at Lender’s sole discretion), no Loan Party will merge or consolidate with any other Person, divide or be divided, amend or modify its capital structure if such amendment or modification could reasonably be expected to result in a Material Adverse Effect, sell or otherwise dispose of all or substantially all of its assets, or otherwise allow a Change of Control; provided, however, that so long as no Default or Event of Default is continuing or would occur as a result thereof, (i) any Loan Party shall be permitted to merge into or consolidate with any other Loan Party, (ii) any Loan Party would be permitted to sell or otherwise dispose of any of its assets to any other Loan Party, and (iii) any Person may be consolidated (by merger, liquidation or otherwise) with (A) any Loan Party (other than Borrower), so long as a Loan Party is the surviving business entity or the surviving business entity becomes a Guarantor in accordance with this Agreement and the other Loan Documents and (B) Borrower, so long as Borrower is the surviving business entity.

(c) Insurance. Borrower will maintain or will cause to be maintained insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and which insurance shall be reasonably satisfactory to Lender (it being understood and agreed that the insurance coverages maintained by Borrower as of the Closing Date are satisfactory to Lender as of the Closing Date); provided that Borrower shall not reduce the insurance coverages maintained by Borrower as of the Closing Date without the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed. The loss payable clauses or provisions of the insurance policies insuring any of the Collateral (excluding the Title Policy and any business interruption insurance) shall be endorsed to confer lender’s loss payable status to Lender as its interests may appear. All such insurance policies shall contain a clause requiring (or shall be endorsed to require) the insurer to give Lender at least thirty (30) days’ prior written notice (or ten (10) days’ prior written notice of cancellation for non-payment of premium) of any material change in the terms or cancellation of the policy and shall include a waiver of subrogation as respects Lender’s insurance policies. At Lender’s request, true copies of all original insurance policies (with endorsements) are to be promptly delivered to Lender. All liability policies shall name Lender, its affiliates and its and their successors and assigns as additional insureds. If Borrower fails to maintain such insurance, Lender may arrange for (at Borrower’s expense and without any responsibility on Lender’s part for) obtaining the insurance required by this Agreement. Unless Lender will otherwise agree with Borrower in writing, during the continuance of an Event of Default and subject to the ABL/Term Intercreditor Agreement, Lender will have the sole right, in the name of Lender or Borrower, to file claims under any insurance policies, to receive and give acquittance for any payments that may be payable thereunder, and to execute any endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies; provided that, subject to the two immediately following sentences, so long as no Event of Default under Sections 7(a), (e), (f) or (g) has occurred and is continuing, the Loan Parties shall be entitled to receive and reinvest all insurance proceeds in the business and Properties of the Loan Parties. The Loan Parties shall deposit all cash proceeds of any Casualty Event in a Term Cash Collateral Account (as defined in the ABL/Term Intercreditor Agreement) that is subject to a Control Agreement in favor of Lender. The Loan Parties may only withdraw and use funds in such account to (i) pay costs and expenses incurred in connection with the repair or replacement of the Property that was subject to the applicable Casualty Event or (ii) repay all or a portion of the Indebtedness. COLLATERAL PROTECTION INSURANCE NOTICE. (A) BORROWER IS REQUIRED TO: (i) KEEP THE COLLATERAL INSURED AGAINST DAMAGE AS SPECIFIED IN THIS AGREEMENT; (ii) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER; AND (iii) NAME LENDER AS A PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS; (B) BORROWER MUST, IF REQUIRED BY LENDER IN ACCORDANCE WITH THIS AGREEMENT, DELIVER TO LENDER A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS THEREFOR; AND (C) IF BORROWER FAILS TO MEET ANY REQUIREMENT LISTED IN CLAUSES (A) OR (B) HEREOF, LENDER MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF BORROWER AT BORROWER’S EXPENSE.

(d) Financial Statements & Records; Other Information. Until the payment and satisfaction in full of all Obligations, Borrower will deliver to Lender the following financial information:

(i). as soon as available, but not later than 120 days after the end of each fiscal year of Borrower and its consolidated subsidiaries, the consolidated balance sheet, income statement and statements of cash flows and shareholders equity for Borrower and its consolidated subsidiaries (the “Financial Statements”) for such year, prepared in accordance with GAAP and certified by independent certified public accountants of recognized standing selected by Borrower;

(ii). as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters in any fiscal year of Borrower and its consolidated subsidiaries, the Financial Statements for such fiscal quarter, together with a certification duly executed by the chief financial officer of Borrower that such Financial Statements have been prepared in accordance with GAAP and presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated subsidiaries (subject to normal year-end audit adjustments and the absence of footnotes);

(iii). as soon as practicable, and in any event within five Business Days after Borrower or any other Loan Party learns of any of the following, Borrower will give written notice to Lender of (A) the occurrence of any Default or Event of Default, together with a statement of the action which Borrower has taken or proposes to take with respect thereto, (B) the occurrence of any material loss or damage with respect to any material Collateral, or (C) the occurrence of any other development or event which could reasonably be expected to result in a Material Adverse Effect together with a statement of the action which Borrower has taken or proposes to take with respect thereto;

(iv). concurrently with any delivery of Financial Statements under subclause (i) above, an annual budget of Borrower and its consolidated subsidiaries in form and detail reasonably satisfactory to Lender and forecasts prepared by Borrower in the form of consolidated balance sheets and income statements for Borrower and its consolidated subsidiaries on a quarterly basis for the first year following the year for which such Financial Statements are then being delivered;

(v). promptly, but in any event within five (5) Business Days, after the execution or furnishing, as applicable, thereof, copies of (i) any amendment to, or waiver or consent with respect to any provision of, any ABL Loan Document entered into by any Loan Party and (ii) any notice of default or notice of the commencement of a Cash Dominion Period (as defined in the ABL Credit Agreement), in either case, furnished by any Loan Party to the ABL Agent under, and pursuant to the terms of, the ABL Credit Agreement; and

(vi). promptly following Lender’s reasonable request therefor, any other information regarding the operations, business affairs and financial condition of any Loan Party or compliance with the terms of this Agreement or any other Loan Document (e.g., purchaser lists, extraction reports, reserves reports, copies of material contracts, copies of investor presentations, copies of certificates or other notices provided to the holders of any Material Other Indebtedness); provided that, notwithstanding the foregoing or anything to the contrary herein, neither the Borrower nor any other Loan Party shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (A) constitutes non-financial trade secrets or nonfinancial proprietary information, (B) in respect of which disclosure to Lender (or its representatives or contractors) is prohibited by law or (C) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Financial statements, opinions of independent certified public accountants and other certificates and information required to be delivered by Borrower pursuant to subclauses (i) or (ii) above shall be deemed to have been delivered if Borrower shall have timely filed an SEC Form 10-Q or Form 10-K, satisfying the requirements of such subclauses, as the case may be, with the SEC or EDGAR; or such financial statements are timely posted by or on behalf of Borrower on a website to which Lender has free access, provided, however, that the Borrower shall have given Lender prior written notice of such posting or filing in connection with each delivery, provided further, that upon request of Lender to receive paper copies of such deliverables, Borrower will promptly deliver such paper copies to Lender.

(e) Notices of Claims and Litigation. Borrower will inform Lender in writing of all existing or threatened (in writing) litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower or any other Loan Party which would reasonably be expected to have a Material Adverse Effect.

(f) Additional Information; Further Assurances. Subject to the exceptions, thresholds and limitations set forth herein and the other Loan Documents, Borrower will, and will cause each other Loan Party to, promptly upon the reasonable request of Lender, execute and deliver or obtain any document reasonably required by Lender (including, e.g., warehouseman or processor disclaimers, mortgagee waivers, landlord disclaimers, or subordination agreements with respect to the Indebtedness and the Collateral), give any notices, execute (if applicable) and file any financing statements or other documents (all in form and substance reasonably satisfactory to Lender), and take any other actions that are necessary or, in the reasonable opinion of Lender, desirable to perfect or continue the perfection and the required priority of Lender’s security interest in the Collateral, to protect the Collateral against the rights, claims, or interests of any Persons, or to effect the purposes of this Agreement or any other Loan Documents. Borrower hereby authorizes Lender to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral. All costs incurred in connection with any of the foregoing shall be for the account of and paid by Borrower.

(g) [Reserved].

(h) Other Agreements. Borrower and each other Loan Party will (i) comply with all terms and conditions of all other agreements to which Borrower or such other Loan Party is a party, now existing or later entered into, and (ii) provide written notice to Lender of any default in connection with any such agreements, except, in the case of both clauses (i) and (ii), for any such defaults or failure to comply that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(i) Responsibilities. Borrower will, and will cause each other Loan Party to, perform and satisfy, in a timely fashion, all terms and conditions in this Agreement and in the other Loan Documents, in each case subject to all applicable grace periods.

(j) Government Requirements. Borrower will, and will cause each other Loan Party to, comply with all laws, ordinances, and regulations now or hereafter created applicable to Borrower’s properties, business and operations, except for such laws, ordinances, and regulations the violations of which would not reasonably be expected to have a Material Adverse Effect on Borrower.

(k) Use of Collateral; Entry and Inspection. The Collateral will not be used or operated for personal, family or household purposes. Borrower will permit Lender’s employees or agents, at reasonable times during normal business hours, at Borrower’s expense but at Lender’s sole risk, to inspect any Collateral; provided that so long as no Event of Default shall have occurred and be continuing, (i) Lender shall provide reasonable notice prior to conducting any inspections, (ii) Lender shall limit the number of inspections to not more than four (4) during any twelve (12) month period, and (iii) not more than one such inspection during any twelve (12) month period shall be at Borrower’s expense; provided, further, that during any such inspection, Lender and its employees and agents shall comply with Borrower’s standard health and safety policies and procedures.

(l) Taxes. Borrower will pay, when due, all Taxes, except where the failure to make payment would not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of Borrower or any other Loan Party or of any Collateral (other than Collateral that, individually or in the aggregate, (i) has a fair market value of less than $5,000,000 and (ii) is not of material importance to the normal operation of the Sand Facilities and the business operations of the Loan Parties). If any Taxes remain unpaid after the date fixed for the payment thereof, or if any lien will be claimed therefor in violation of the immediately preceding sentence, then, without notice to Borrower, but on Borrower’s behalf, Lender may (but is not obligated to) pay such Taxes, and the amount thereof will be included in the Indebtedness immediately upon such payment.

(m) Fees on Collateral. Except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect or in the seizure, levy or forfeiture of any Collateral (other than Collateral that, individually or in the aggregate, (i) has a fair market value of less than $5,000,000 and (ii) is not of material importance to the normal operation of the Sand Facilities and the business operations of the Loan Parties), Borrower will, and will cause each other Loan Party to, promptly pay, when due, all transportation, storage and warehousing charges and license fees, registration fees, assessments, charges and permit fees which may now or hereafter be imposed upon the ownership, leasing, renting, possession, sale or use of the Collateral.

(n) No Liens or Disposition of Collateral. Borrower will not, and will not permit any other Loan Party to, in any way hypothecate or create or permit to exist any Lien in any of the Collateral or in any other Property of Borrower or any other Loan Party, except for Permitted Liens. No Loan Party, except for Permitted Sales, will sell, transfer, assign, pledge, collaterally assign, exchange or otherwise dispose of any the Collateral, including, but not limited to, transfer to any entity with the same or similar name as any Loan Party and organized under the laws of a state other than the state of such Loan Party’s organization on the date hereof. In the event the Collateral, or any part thereof, is sold, transferred, assigned, exchanged, or otherwise disposed of in violation of this Section 5(n), the Liens of Lender will continue in such Collateral or part thereof notwithstanding such sale, transfer, assignment, exchange or other disposition, and Borrower will hold the proceeds thereof in the Term Cash Collateral Account for the benefit of Lender. Following such a sale in violation of this Section 5(n) and subject to the ABL/Term Intercreditor Agreement, Borrower will transfer such proceeds to Lender in kind, and all of the Indebtedness will survive until otherwise satisfied in accordance with the terms hereof and under the other Loan Documents.

(o) No Further Indebtedness. Neither Borrower nor any other Loan Party shall create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to any Debt other than Permitted Debt.

(p) Equity Distributions. Neither Borrower nor any other Loan Party shall make any Restricted Payment; provided, however that notwithstanding the foregoing:

(i). the Loan Parties shall be permitted to make Permitted Payments at any time;

(ii). so long as no Event of Default has occurred and is continuing, Borrower shall be permitted to make, on one occasion and one occasion only under this subclause (ii) after the Closing Date, a Restricted Payment in the form of a one-time distribution of up to $10,000,000 to the holders of its Equity Interests;

(iii). so long as no Event of Default has occurred and is continuing or would occur, Borrower shall be permitted to make any other Restricted Payment if, (A) Lender receives the required Related Paydown prior to or substantially simultaneously with the making of such other Restricted Payment and (B) immediately after making such Restricted Payment and required Related Paydown, the sum of the Loan Parties’ Cash and Cash Equivalents would be not less than $30,000,000. Any Related Paydown received by Lender shall be applied to the Loan in inverse order of maturity, and no Prepayment Fee shall be due in connection therewith; provided that no Restricted Payments shall be permitted under this subclause (iii) if the Annualized Leverage Ratio on a pro forma basis immediately after giving effect to such Restricted Payment and the Related Paydown would be greater than 2.00:1.00 (determined as of the date such Restricted Payment is declared so long as such Restricted Payment is paid within 90 days of the date of declaration);

(iv). following the consummation of an IPO Event, the Borrower may make additional Restricted Payments in an amount not to exceed 10.00% per annum of the net proceeds received by or contributed to the Borrower in or from such IPO Event; provided, that both immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing; and

(v). at least five (5) Business Days prior to declaring a Restricted Payment pursuant to subclause (iii) or (iv) of this Section 5(p), Borrower shall provide Lender with a certificate (in form and substance reasonably satisfactory to Lender) duly executed by a Responsible Officer of Borrower stating that the requisite conditions to the making of such Restricted Payment have been satisfied and containing a calculation, in form and detail reasonably satisfactory to Lender, in support of the amount of such Restricted Payment.

(q) No Limitation on Lender’s Rights. Borrower will not, and will not permit any other Loan Party to, enter into any contractual obligations which may restrict or inhibit Lender’s rights or ability to sell or otherwise dispose of the Collateral or any part thereof; provided that the foregoing shall not apply to (i) the ABL/Term Intercreditor Agreement, (ii) the ABL Credit Agreement, (iii) documents creating Permitted Liens described in (A) clauses (ii), (iv), (v), (vi), (vii), (viii), (x), (xi), and (xiv) of the definition of “Permitted Liens” and (B) clauses (c), (e) and (h) of the definition of “Excepted Liens”, (iv) customary restrictions and conditions with respect to the sale or disposition of Property or Equity Interests not prohibited under Section 5(n) pending the consummation of such sale or disposition, (v) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, and (vi) prohibitions or restrictions imposed by any Governmental Requirement. Additionally, neither Borrower nor any other Loan Party will enter into any obligation with an Excluded Subsidiary or with a third party for the primary benefit of an Excluded Subsidiary that, if breached, would reasonably be expected to have a Material Adverse Effect on Borrower and the other Loan Parties (other than, for the avoidance of doubt, any diminution in the value of the Loan Parties’ investment in the applicable Excluded Subsidiary).

(r) Terrorism Sanctions Regulations. The Loan Parties will not, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Money Laundering Laws, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of U.S. Economic Sanctions, or (B) in any other manner that would result in a violation of U.S. Economic Sanctions by any Person (including Lender). Borrower and each other Loan Party shall, and Borrower shall cause each Controlled Affiliate of Borrower to, comply in all material respects with all applicable Anti-Money Laundering Laws and not violate applicable U.S. Economic Sanctions.

(s) Maintenance of Collateral. Except for such acts or failures to act as could not reasonably be expected to result in a Material Adverse Effect or could otherwise materially diminish the fair market value of a Sand Facility or any other Mortgaged Property (other than Mortgaged Property that (i) is not a Specified Property and (ii), individually or in the aggregate, is not of material importance to the normal operation of the Sand Facilities and the business operations of the Loan Parties), Borrower, at no expense to Lender will, and will cause each other Loan Party to operate all Collateral material to the conduct of its business, or cause such Collateral to be operated, in a careful, workmanlike manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Applicable Law, and consistent with the requirement of every Governmental Authority and otherwise to preserve, maintain and keep in good repair and working order (ordinary wear and tear and obsolescence excepted) all Collateral necessary for the normal operation of the Sand Facilities.

(t) No Sale-Leasebacks. No Loan Party shall enter into any arrangement, directly or indirectly, with any Person whereby in a substantially contemporaneous transaction such Loan Party shall sell or transfer all or substantially all of its right, title and interest in a Property and, in connection therewith, rent or lease back the right to use such Property.

(u) Affiliate Transactions. No Loan Party shall enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate of a Loan Party (other than a Loan Party) involving aggregate payments or consideration in any fiscal year in excess of $500,000 unless such transaction is upon fair terms, as reasonably determined by the Borrower, that are no less favorable to such Loan Party than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate or that are otherwise fair to such Loan Party from a financial point of view; provided, however, that the restrictions set forth in this clause shall not apply to (i) the execution and delivery of any Loan Document, (ii) compensation to, and the terms of any employment contracts with, individuals who are employees, officers, managers or directors of the Loan Parties (including, the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans)), (iii) any Restricted Payment permitted pursuant to Section 5(p) and any other payment expressly permitted under this Agreement, (iv) the issuance and sale of Equity Interests in Borrower (other than Disqualified Capital Stock) or the amendment of the terms of any Equity Interests issued by Borrower (other than Disqualified Capital Stock), (v) Permitted Intercompany Activities, (vi) Investments described in clauses (i), (vii), (ix), (xii) (with respect to Debt permitted under clause (ii) of the definition of “Permitted Debt”), (xiv), (xv), (xvi), (xvii) and (xviii) of the definition of “Permitted Investments”, and (vii) reasonable and customary fees and compensation to, the reimbursement of reasonable out of pocket costs of, and indemnities provided on behalf of, officers, directors, and employees of the Borrower (or any parent entity) or any subsidiary in their capacity as such.

(v) Subsidiaries. No Loan Party shall create or acquire any additional Subsidiary unless Borrower gives reasonable advance written notice to Lender of such creation or acquisition, as applicable, and complies with Section 5(w) below. No Loan Party shall sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 5(b) or Section 5(n). No Loan Party shall have any Subsidiary not organized under the laws of the United States of America or any state thereof or the District of Columbia, and each Subsidiary shall be a Wholly-Owned Subsidiary.

(w) Additional Guarantors. Borrower shall promptly cause each of its Subsidiaries (for the avoidance of doubt, excluding Excluded Subsidiaries) to unconditionally guarantee, on a joint and several basis, the prompt payment and performance of the Indebtedness pursuant to the Guaranty Agreement. In connection therewith, Borrower shall, or shall cause such Subsidiary to, promptly, but in any event no later than 30 days (or such longer period as Lender may agree in Lender’s sole discretion) after the formation or acquisition (or similar event) of such Subsidiary, (i) execute and deliver an amendment or a supplement to the Guaranty Agreement in form and substance reasonably acceptable to Lender, (ii) cause the applicable Loan Party that owns Equity Interests in such Subsidiary (for the avoidance of doubt, excluding any Excluded Subsidiary) to execute and deliver an amendment or supplement to the Security Agreement to confirm the pledge of all of the Equity Interests in such Subsidiary that are owned by such Loan Party (and deliver the original stock or other equity certificates, if any, evidencing the Equity Interests in such Subsidiary owned by it, together with an appropriate undated stock power for each such certificate duly executed in blank by the registered owner thereof), and (iii) execute and deliver such other additional customary closing documents, certificates and legal opinions as shall reasonably be requested by Lender.

(x) Additional Collateral. Subject to the final sentence of this Section 5(x), within 30 days after the consummation of any Material Acquisition (or such longer period as Lender may agree in Lender’s sole discretion) or whenever requested by Lender in Lender’s reasonable discretion, Borrower shall, and shall cause the other Loan Parties to, execute and deliver Security Instruments that will, upon recording or other appropriate action, create in favor of Lender, first priority (subject to Permitted Liens), perfected Liens on the Property acquired by any Loan Party in connection with the Material Acquisition, excluding any assets or properties excluded as Collateral pursuant to the terms of the Security Instruments. All such Liens will be created and perfected by and in accordance with the provisions of Security Instruments in form and substance reasonably satisfactory to Lender and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. Notwithstanding anything herein or in any other Loan Document to the contrary, the Liens granted by the Loan Parties under the Security Instruments shall not, and the Loan Parties shall not be required to grant any such Liens that, encumber any real or personal property interests of the Loan Parties excluded as Collateral pursuant to the terms of the Security Instruments.

(y) Liquidity. At any time when loans of $5,000,000 or more in the aggregate are outstanding under the ABL Credit Agreement, the Loan Parties shall maintain, on a consolidated basis, a minimum average Liquidity of at least $20,000,000, such Liquidity to be calculated and tested on the last day of each calendar month based on the average Liquidity during such calendar month.

(z) Investments and Loans. Borrower will not, and will not permit any other Loan Party to, make or permit to remain outstanding any Investments in or to any Person other than Permitted Investments.

(aa) Term Cash Collateral Account. Borrower shall (i) maintain with a depository bank reasonably acceptable to Lender the Term Cash Collateral Account in which Borrower will only deposit identifiable proceeds of Term Priority Collateral that constitute Term Priority Collateral and (ii) notify the ABL Agent (as defined in the ABL/Term Intercreditor Agreement) in writing that such Term Cash Collateral Account will be used solely and exclusively for holding identifiable proceeds of Term Priority Collateral. The Loan Parties shall not deposit any funds in the Term Cash Collateral Account other than identifiable proceeds of Term Priority Collateral that constitute Term Priority Collateral. Notwithstanding the foregoing or anything else to the contrary herein, so long as no Event of Default has occurred and is continuing, (x) the Loan Parties shall not be required to deposit proceeds of Term Priority Collateral into the Term Cash Collateral Account and (y) promptly following the request of Borrower therefor, any funds on deposit in the Term Cash Collateral Account shall be transferred to Borrower.

(bb) Negative Pledge Agreements; Dividend Restrictions. Borrower will not, and will not permit any other Loan Party to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments, agreements with respect to purchase money Debt or Capital Leases creating Liens permitted by clause (vi) of the definition of “Permitted Liens”, documents creating Liens which are described in clause (c), (e) or (h) of the definition of “Excepted Liens”, agreements, instruments, and documents executed in connection with Debt permitted under clause (ix) of the definition of “Permitted Debt”, and contracts, agreements and arrangements described in the proviso to Section 5(q)) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien in favor of Lender with respect to any Collateral or restricts any Subsidiary from paying dividends or making distributions in respect of its Equity Interests to the Borrower or any other Loan Party.

(cc) Post-Closing Matters. The Loan Parties will execute and deliver the documents, take the actions and complete the tasks as set forth in Exhibit D, in each case within the applicable time limits specified on such exhibit.

6. LENDER’S EXPENDITURES. During the continuance of an Event of Default, Lender will have the right at any time to make any payments and do any other acts Lender may reasonably deem necessary to protect its security interests in the Collateral, including, without limitation, the rights to satisfy, purchase, contest or compromise any encumbrance, charge or lien which, in the reasonable judgment of Lender, appears to be prior to or superior to the security interests granted hereunder, and appear in and defend any action or proceeding purporting to affect its security interests in, or the value of, any of the Collateral, in each case other than with respect to Permitted Liens. Borrower hereby agrees to reimburse Lender for all payments made and documented out-of-pocket expenses incurred under this Agreement including reasonable and documented out-of-pocket fees, expenses and disbursements of external attorneys and paralegals engaged by Lender, including any of the foregoing payments under, or acts taken to protect its security interests in, any of the Collateral, which amounts will be secured under the Security Instruments, and agrees it will be bound by any payment made or act taken by Lender hereunder absent Lender’s gross negligence or willful misconduct. Lender will have no obligation to make any of the foregoing payments or perform any of the foregoing acts.

7. EVENTS OF DEFAULT. The occurrence of any of the following events will constitute an Event of Default hereunder:

(a) failure of Borrower to pay any Indebtedness, whether at stated maturity, by acceleration, or otherwise within five (5) days of the stated due date;

(b) failure of any Loan Party to observe or perform any covenant, condition or agreement contained in Section 5(b), Section 5(c), Section 5(d)(iii), Section 5(k), Section 5(p) or Section 5(r);

(c) failure of Borrower or any other Loan Party to perform, comply with or observe any other term, covenant or agreement applicable to it contained in any of the Loan Documents and such failure will continue unremedied for a period of thirty (30) days after Lender’s written notice thereof to Borrower or such Loan Party; or if such failure is not reasonably capable of being cured within such thirty (30) day period, but Borrower or any other Loan Party is diligently pursuing such cure within such period, then Borrower and any other Loan Party shall have an additional thirty (30) days to remedy such failure so long as Borrower or any other Loan Party continues to diligently pursue such cure;

(d) any representation or warranty made or deemed made by a Loan Party hereunder, under or in connection with any financial statements provided to Lender, under any other Loan Document, or under any document, instrument or certificate executed by any of the Loan Parties in favor of Lender in connection with the Loan Documents, will prove to have been false, misleading, inaccurate or incorrect in any material respect when made;

(e) the admission in writing by any of the Loan Parties of its inability to pay its debts as they mature;

(f) the voluntary commencement by any of the Loan Parties of any bankruptcy, insolvency, reorganization, receivership or similar proceedings under any Debtor Relief Laws;

(g) the commencement against any of the Loan Parties of any bankruptcy, insolvency, reorganization, receivership or similar proceedings under any Debtor Relief Laws and, either (i) such proceeding remains undismissed or unstayed for sixty (60) days following the commencement thereof, or (ii) any Loan Party takes any action authorizing any such proceedings;

(h) a Loan Party defaults (a) in the payment of principal of or interest on any Material Other Indebtedness beyond any grace period provided with respect thereto or (b) in the observance or performance of any other agreement or condition relating to any Material Other Indebtedness or contained in any instrument or agreement relating thereto, or any other event will occur or condition exist, the effect of such default or other event or condition is to cause, or to permit the holder or holders of such Material Other Indebtedness to cause, with the giving of notice if required, such Material Other Indebtedness to become due prior to its stated maturity, in each case other than any event requiring prepayment pursuant to customary asset sale or change of control provisions;

(i) any final, non-appealable judgment or judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by independent third-party insurance) shall be rendered against a Loan Party which shall remain unpaid or is not fully stayed for a period of sixty (60) days; provided, however, that commencing at such time as the Loan Parties’ consolidated trailing twelve months’ EBITDA exceeds $100,000,000 for two consecutive fiscal quarters, the amount set forth above in this clause (i) shall automatically be increased to $25,000,000;

(j) any event or circumstance occurs with respect to any Major Material Contract which, after giving effect to the expiration of any applicable grace period or the giving of notice, or both, provided in such Major Material Contract, would entitle any party thereto (other than a Loan Party) to terminate such Major Material Contract prior to its scheduled termination;

(k) any material covenant, agreement or obligation of any Loan Party contained in or evidenced by any of the Loan Documents is determined to be unenforceable, in accordance with its terms, except to the extent permitted by the terms thereof; any Loan Party denies or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith; or any Lien granted on any material part of the Collateral is determined to be void, voidable or invalid, is subordinated or is not given the priority contemplated by this Agreement or any other Loan Document (except to the extent permitted by the terms of this Agreement or any other Loan Document or as otherwise agreed in writing by Lender); or

(l) any event or circumstance occurs with respect to any other agreement between any Loan Party or any Controlled Affiliate of any Loan Party, on the one hand, and Lender or any Affiliate of Lender, on the other, pursuant to which any Loan Party pays, receives or incurs liabilities (or could reasonably be expected to pay, receive or incur liabilities) in excess of $5,000,000 in any twelve (12) month period, which, after giving effect to the expiration of any applicable grace period or the giving of notice, or both, provided in such agreement, would entitle any party thereto (other than the applicable Loan Party) to accelerate the obligations under such agreement prior to their stated maturity and such event or circumstance continues unremedied for a period of thirty (30) days after Lender’s written notice thereof to Borrower.

8. REMEDIES. If any Event of Default will have occurred and be continuing beyond all applicable notice and cure periods:

(a) Lender may, without prejudice to any of its other rights under any Loan Document or applicable law, declare all Indebtedness to be immediately due and payable (except with respect to any Event of Default set forth in Section 7(f) or Section 7(g) hereof, in which case all Indebtedness will automatically become immediately due and payable without necessity of any declaration) without presentment, representation, demand of payment or protest, all of which are hereby expressly waived;

(b) Lender may, subject to the terms of the ABL/Term Intercreditor Agreement, take possession of the Collateral and, for that purpose may enter, with the aid and assistance of any person or persons, any premises where the Collateral or any part hereof is, or may be placed, and remove the same;

(c) the obligation of Lender, if any, to make any Advances or give additional (or to continue) financial accommodations of any kind to Borrower will immediately terminate;

(d) subject to the terms of the ABL/Term Intercreditor Agreement, Lender may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein (or in any other Loan Document) or otherwise available to it, all the rights and remedies of a secured party under the Uniform Commercial Code whether or not the Uniform Commercial Code applies to the affected Collateral and also may (i) require Borrower to, and Borrower hereby agrees that it will at its expense and upon request of Lender forthwith, use commercially reasonable efforts to assemble all or part of the Collateral (other than real property) as directed by Lender and make it available to Lender at a place to be designated by Lender that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Lender may deem commercially reasonable. Borrower agrees that, to the extent notice of sale will be required by law with respect to Collateral consisting of personal property, at least ten days’ prior written notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made will constitute reasonable notification. Lender will not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

(e) all cash proceeds received by Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Lender, be held by Lender as collateral for, or then or at any time thereafter applied in whole or in part by Lender against, all or any part of the Indebtedness in such order as Lender will elect; provided, that, notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied in accordance with the terms of the ABL/Term Intercreditor Agreement. Any surplus of such cash or cash proceeds held by Lender and remaining after the full and final payment of all the Indebtedness will be paid over to Borrower or to such other Person to which Lender may be required under applicable law, or directed by a court of competent jurisdiction, to make payment of such surplus; and

(f) Lender may pursue any other rights or remedies under any other Loan Document or available at law or in equity, including, without limitation, rights or remedies seeking damages, specific performance and injunctive relief, and Lender shall have the right, in its sole discretion, to exercise any one or more of the remedies described in this Section 8 or otherwise.

Notwithstanding anything to the contrary set forth herein, (i) (A) upon the occurrence and during the continuance of an Event of Default under clauses (e), (f) or (g) of Section 7 or (B) upon the maturity or acceleration of the Indebtedness (to the extent the Indebtedness is not paid in full on the date thereof), and/or (ii) if Lender so elects, upon the occurrence and during the continuance of any other Event of Default, all unpaid and overdue amounts of the Indebtedness (whether or not accelerated) shall bear interest (including post-petition interest in any proceeding under applicable Debtor Relief Laws, whether or not allowed in such a proceeding), at a rate per annum equal to the lesser of (i) a rate per annum equal to (A) the rate otherwise applicable to such amounts plus (B) 5.0% per annum and (ii) the highest rate Lender can legally collect under Applicable Law (such lesser rate, the “Default Rate”), and such interest shall be paid by Borrower upon demand.

9. MISCELLANEOUS PROVISIONS.

(a) Final Agreement. This Agreement, together with the Loan Documents, constitutes the entire understanding and agreement of the parties hereto as to the matters set forth herein, superseding all proposals and prior agreements, oral or written, and all other communications between the parties with respect to the subject matter hereof. There are no unwritten oral agreements between the parties hereto. Any amendment or waiver of any provision of this Agreement and any consent to any departure by Borrower from any provision of this Agreement will be effective only by a writing signed by Lender and will bind and benefit Borrower and Lender and their respective successors and assigns, subject, in the case of Borrower, to the first sentence of Section 9(d) below.

(b) Attorneys’ Fees and Expenses. Borrower agrees to pay upon demand all of Lender’s reasonable and documented out-of-pocket costs and expenses, including but not limited to Lender’s out-of-pocket attorneys’ fees and legal expenses, incurred in connection with the administration or any enforcement of this Agreement or any of the other Loan Documents.

(c) Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to define or interpret this Agreement.

(d) Assignment; Lender Transfers. Neither Borrower nor any other Loan Party shall have the right to assign this Agreement, any other Loan Document or any interest herein or therein without first obtaining Lender’s written consent, such consent to be granted or withheld at Lender’s sole and absolute discretion. Lender, from time to time and without the consent of any Loan Party, may assign, sell, or transfer all or any portion of its right, title, and interest, including servicing rights, in the Loan or the Loan Documents, in each case whether as part of a securitization or by participation, assignment, sale or other transfer (each, a “Lender Transfer” with the interests that are the subject of the Lender Transfer being referred to as the “Transferred Interests”). Notwithstanding the foregoing or anything in this Section 9(d) to the contrary, so long as no Event of Default had occurred, any Lender Transfer to a party not a Controlled subsidiary of Stonebriar Finance Holdings LLC shall require the prior consent of Borrower, such consent not to be unreasonably withheld, conditioned or delayed. From and after the date of a Lender Transfer (other than the sale of a participation), Lender shall automatically be released from liability for the performance of any obligation arising out of or relating to the Transferred Interests. Upon a Lender Transfer (including the transfer of a participation interest) of less than all of the Loan (a “Partial Assignment”), each

Loan Party agrees that: (i) Lender may become a fiscal agent, administrative agent, or servicer of the Loan or may delegate servicing or agent responsibilities to another Person, which if not a Controlled affiliate of Lender shall be reasonably satisfactory to Borrower; (ii) the granting of consents or approvals by Lender pursuant to the Loan Documents may require the compliance with participation agreements, servicing agreements, co-lending agreements or other agreements governing the Partial Assignment, including the joinder or agreement of other Persons holding an interest pursuant to the Partial Assignment or providing servicing with respect to the Loan; and (iii) Lender will not be in breach or violation of this Agreement or the other Loan Documents or be deemed to have acted unreasonably after a Partial Assignment if Lender withholds a consent or approval by reason of Lender’s inability to obtain the required joinder or agreement of such other Persons. Subject to Section 9(o), Lender may provide to any one or more purchasers, or potential purchasers, any information or knowledge about Borrower, the other Loan Parties and the Loan. Borrower additionally waives any and all notices of sales of participation interests, as well as all notices of any repurchase of any participation interests. Borrower also agrees that the purchasers of any such participation interests will be considered as the economic owners of such interests in the Loan and will have all the rights under the agreement(s) governing the sale of such participation interests or other assignment of Lender’s interests. Borrower unconditionally agrees that either Lender or such purchaser (through Lender) may enforce Borrower’s obligations under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan. Borrower further agrees that the purchaser or assignee of any such interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender. Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) in the case of the sale of a participation, (A) Lender’s obligations under this Agreement shall remain unchanged, (B) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower and the other Loan Parties shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement, and (ii) Borrower shall incur no cost or expense (other than its own attorneys’ fees) with respect to any Lender Transfer, including the payment of Lender’s or any transferee’s attorneys’ fees.

(e) Governing Law. This Agreement and the rights and obligations of the parties hereunder will in all respects be governed by, and construed in accordance with, the laws of the State of Texas (without regard to the conflict of laws principles of such state), including all matters of construction, validity and performance, except for any matters that are required by Applicable Law to be governed and construed in accordance with the laws of the jurisdiction where the Sand Facilities are located.

(f) VENUE. THE PARTIES HERETO AGREE THAT ANY ACTION OR PROCEEDING ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY BE COMMENCED IN ANY FEDERAL OR STATE COURT SITTING IN THE EASTERN FEDERAL DISTRICT OF TEXAS, AND BORROWER IRREVOCABLY SUBMITS TO THE JURISDICTION OF EACH SUCH COURT AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR THE TRANSACTION CONTEMPLATED HEREBY MAY NOT BE ENFORCED IN OR BY SUCH COURT. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL LIMIT OR RESTRICT LENDER’S RIGHT TO COMMENCE ANY PROCEEDING IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE IN WHICH THE SAND FACILITIES OR ANY COLLATERAL IS LOCATED TO THE EXTENT LENDER DEEMS SUCH PROCEEDING NECESSARY OR ADVISABLE TO EXERCISE REMEDIES AVAILABLE UNDER ANY LOAN DOCUMENT. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(g) WAIVER OF JURY TRIAL. BORROWER AND LENDER IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(h) No Waiver by Lender. Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender’s right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, or between Lender and any Grantor or any Guarantor, shall constitute a waiver of any of Lender’s rights or of any of Borrower’s, any Grantor’s or any Guarantor’s obligations as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.

(i) Notices. Except as otherwise provided herein, all notices, approvals, consents, correspondence or other communications required or desired to be given hereunder will be given in writing and will be delivered by overnight courier, hand delivery or certified or registered mail, postage prepaid to the addresses stated below. All such notices and correspondence will be effective when received:

If to Lender: 5601 Granite Parkway, Suite 1350, Plano, Texas 75024, attention: General Counsel; or such other address as will be designated by Lender to Borrower; and

If to any Loan Party: 5918 West Courtyard Drive, Suite 500, Austin, Texas 78730, attention: John Turner; or such other address as will be designated by Borrower to Lender

Borrower and Lender agree to keep the other informed at all times of Borrower’s and Lender’s, as applicable, current address. Unless otherwise provided or required by law, if there is more than one Loan Party, any notice given by Lender to Borrower is deemed to be notice given to all Loan Parties.

(j) Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

(k) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Without limiting the generality of the foregoing, all covenants and agreements by or on behalf of Borrower contained in this Agreement or any Loan Documents shall bind Borrower’s successors and permitted assigns and shall inure to the benefit of Lender and its successors and assigns.

(l) Survival of Representations and Warranties. Borrower understands and agrees that in making the Loan, Lender is relying on all representations, warranties, and covenants made by Borrower in this Agreement or in any certificate or other instrument delivered by Borrower to Lender in connection with this Agreement or the Loan Documents. Borrower further agrees that regardless of any investigation made by Lender, all such representations, warranties and covenants will survive (as of the date made) the extension of the Loan and delivery to Lender of the Loan Documents, shall be continuing in nature, shall be deemed made and then dated by Borrower at the time each subsequent Advance (if any) is made, and shall remain in full force and effect until such time as Borrower’s Indebtedness shall be paid in full, or until this Agreement shall be terminated in the manner provided above, whichever is the last to occur.

(m) Time is of the Essence. Time is of the essence in the performance of this Agreement.

(n) Indemnification. Borrower agrees to indemnify, hold harmless and defend Lender and its Affiliates (each, an “Indemnitee”) for, from and against all Liabilities that may be imposed on, incurred by or asserted against an Indemnitee in any matter relating to or arising out of: (i) any Loan Document or Obligation (or repayment thereof) or the use of Loan proceeds; (ii) Borrower’s operations at or relating to the Sand Facilities; (iii) the Collateral, including its design, construction, operation, alteration, maintenance, or use by Borrower or any other Person; (iv) any permitted disclosure of information of any Loan Party not in violation of Section 9(o); (v) any misrepresentation or inaccuracy in any representation or warranty in any Loan Document; (vi) any breach or failure by any Loan Party to pay or perform the Obligations; (vii) any action taken by Lender pursuant to an Advance Request; or (viii) any other act, event or transaction related, contemplated in or attendant to any of the foregoing, including any actual or prospective investigation, litigation or other proceeding relating to any of the foregoing, whether or not such Indemnitee initiated such investigation, litigation or other proceeding or is a party thereto and without regard to legal theory, including pursuant to Applicable Law, common law, equity, contract, tort, or otherwise (collectively, the “Indemnified Matters”). Notwithstanding the foregoing, Borrower shall not have any liability hereunder to any Indemnitee with respect to any Indemnified Matter, to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. This Section 9(n) shall not apply to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. Borrower and Lender agree that, to the extent permissible under applicable law, in no event will any Indemnitee or any Loan Party have any liability to the other for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not relieve Borrower of its obligation to indemnify an Indemnitee for any claims for special, punitive, indirect or consequential damages brought against such Indemnitee by a third party in connection with an Indemnified Matter.

(o) Confidentiality. Each party hereto agrees to treat information concerning the terms of this Agreement and the other Loan Documents confidentially including all information received or obtained hereunder, except to the extent that disclosure is required by Applicable Law. The foregoing constraint shall not include: (i) information that is now in the public domain or subsequently enters the public domain without fault on the part of the disclosing party; (ii) information currently known to the disclosing party from its own sources and not subject to confidentiality obligations; (iii) information that the disclosing party receives from a third party not under any obligation to keep such information confidential; (iv) disclosure made to direct or indirect beneficiaries, Affiliates, agents, employees, officers, directors, auditors, lawyers or other professional advisors of the disclosing party (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (v) disclosure made in connection with the enforcement of any right or the fulfillment of any obligation pursuant hereto or pursuant to any other Loan Document; (vi) disclosure made to credit rating agencies, bank examiners or other regulatory officials; and (vii) disclosure made to any assignee, potential assignee, participant or potential participant of Lender and any counsel or other professional advisors of the foregoing respecting the transactions contemplated by this Agreement so long as such recipient shall be informed of the confidential nature of such information and shall agree that by receiving such information such recipient is obligated to maintain the confidentiality of such information in accordance with the terms hereof.

(p) Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts (electronic delivery accepted) and by different parties in separate counterparts, each of which, when so executed, shall be deemed an original and all of which, taken together, shall constitute one integrated agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

(q) ABL/Term Intercreditor Agreement. For so long as the ABL/Term Intercreditor Agreement is in effect (including any replacement thereof), this Agreement and the other Loan Documents are subject to the terms and conditions set forth in the ABL/Term Intercreditor Agreement in all respects and, in the event of any conflict between the terms of the ABL/Term Intercreditor Agreement and this Agreement, the terms of the ABL/Term Intercreditor Agreement shall govern. Upon the expiration or termination of the ABL/Term Intercreditor Agreement (other than in connection with a replacement thereof), all references to the ABL/Term Intercreditor Agreement in this Agreement shall be of no further force or effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

BORROWER:

ATLAS SAND COMPANY, LLC

By:	/s/ John Turner
Name: John Turner
Title: Chief Financial Officer

LENDER:

STONEBRIAR COMMERCIAL FINANCE LLC

By:	/s/ Jeffrey L. Wilkison
Name: Jeffrey L. Wilkison
Title: Senior Vice President

[Signature Page to Credit Agreement]

EXHIBIT A

DEFINITIONS

As used in the Agreement, the following terms shall have the following definitions:

“ABL Agent” means Barclays Bank PLC, together with its successors and assigns in its capacity as administrative agent under the ABL Credit Agreement.

“ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of December 14, 2018, among the Borrower, each of the lenders and letter of credit issuers from time to time party thereto, and ABL Agent, as administrative agent and collateral agent (as amended, amended and restated, supplemented, renewed or otherwise modified from time to time), as such agreement may be amended, modified, supplemented, restated or replaced from time to time.

“ABL Loan Documents” means the “Loan Documents” as defined in the ABL Credit Agreement.

“ABL Obligations” means all Debt and other obligations incurred under the ABL Loan Documents.

“ABL/Term Intercreditor Agreement” means that certain Amended and Restated ABL/Term Intercreditor Agreement dated as of the Closing Date and initially entered into among the Borrower, the other Grantors (as defined therein) party thereto, Lender, ABL Agent, and each additional Representative (as defined therein) that from time to time becomes a party thereto, as amended, amended and restated, replaced, supplemented, renewed or otherwise modified from time to time.

“Advance” means a disbursement of the Loan made to Borrower or on Borrower’s behalf under the terms and conditions of this Agreement.

“Affiliate” means, with respect to a Person, each officer, director, manager, general partner, or joint-venturer of such Person and any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” means this Credit Agreement, as the same may be amended or modified from time to time, together with all exhibits and schedules attached hereto.

“Annualized Leverage Ratio” means the ratio of (i) the outstanding Net Indebtedness to (ii) the product of (A) the Loan Parties’ consolidated EBITDA for the calendar month most recently ended multiplied by (B) twelve (12).

“Anti-Money Laundering Laws” has the meaning given to such term in Section 4(i).

“Applicable Law” means, as to a Person, any law (statutory or common), ordinance, rule, regulation, order, policy, code, other legal requirement, directive or determination of any arbitrator or Governmental Authority, in each case applicable to or binding on such Person or any of its assets or to which such Person or any of its assets is subject.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning ascribed to such term in the first paragraph of this Agreement.

“Brigham Family” means, collectively: (i) the lineal descendants by blood or adoption of Bud Brigham (“descendants”), and the spouses and surviving spouses of such descendants, (ii) any estate, trust, guardianship, custodian or other fiduciary arrangement for the primary benefit of any one or more individuals described in clause (i) of this definition, and (iii) any corporation, partnership, limited liability company or other business organization so long as (A) one or more individuals or entities described in clause (i) or (ii) of this definition possess, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership, limited liability company or other business organization, and (B) substantially all of the ownership, beneficial or other equity interests in such corporation, partnership, limited liability company or other business organization are owned, directly or indirectly, by one or more individuals or entities described in clause (i) or clause (ii) of this definition.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in Austin, Texas, Plano, Texas or Kansas City, Missouri.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable for the payment of rent thereunder.

“Cash” means money, currency or a credit balance in any demand or deposit account; provided, however, for purposes of calculating compliance with any requirements set forth herein, “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Loan Parties.

“Cash Collateral Accounts” means any deposit account designated by the Borrower as a “Cash Collateral Account” by written notice to Lender, in each case maintained for the exclusive purpose of securing Debt in respect of letters of credit permitted under this Agreement.

“Cash Equivalents” means Investments described in clauses (iii), (iv), (v) and (vi) of the definition of Permitted Investments.

Exhibit A-1

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or of any other Loan Party having a fair market value in excess of $50,000,000.

“Change of Control” means (i) at any time prior to an IPO Event, Bud Brigham and/or the Brigham Family shall cease to have the authority, directly or indirectly, to appoint a majority of the members of the board of managers of Borrower or to otherwise cease to own, directly or indirectly, more than 50% of the Equity Interests in the Borrower held, directly or indirectly, by Bud Brigham and the Brigham Family in the Borrower as of the Closing Date; or (ii) from and after the occurrence of an IPO Event, any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than Bud Brigham or the Brigham Family, shall at any time have acquired, beneficially or of record, direct or indirect ownership (as defined in SEC Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934, as amended) of 50% or more of the economic and/or voting interest in the equity interests in Borrower or any other Loan Party.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all property and assets granted as collateral security for the Indebtedness pursuant to the Security Instruments, whether real or personal property, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, collateral mortgage, deed of trust, assignment, pledge, or any other security or lien interest whatsoever.

“Consolidated Interest Expense” means, for any period of determination, total interest expense of the Borrower and its Consolidated Subsidiaries on a consolidated basis with respect to all of the outstanding Debt of the Borrower and its subsidiaries (including, to the extent included in interest expense under GAAP: (i) interest paid-in-kind, (ii) amortization of financing fees, (iii) the amortization of original issue discount resulting from the issuance of Debt at less than par, (iv) the interest component of obligations under Capital Leases, and (v) other non-cash interest expense) net of cash interest income.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Borrower and its Subsidiaries on a consolidated basis (including the Sand Reserves Value of the Loan Parties’ Sand Reserves) after deducting, without duplication, therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (ii) current maturities of long-term debt) and (b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed fiscal quarter, prepared in accordance with GAAP.

“Contested Tax” means taxes that are being contested in good faith by Borrower by appropriate proceedings promptly instituted and diligently conducted and (i) for which an adequate reserve is being maintained by Borrower in accordance with GAAP or (ii) so long as Borrower has a reasonable expectation of succeeding in such contest and there is no material risk of any Collateral (other than Collateral that, individually or in the aggregate, (i) has a fair market value of less than $5,000,000 and (ii) is not of material importance to the normal operation of the Sand Facilities and the business operations of the Loan Parties) being seized or forfeited in connection with such contest.

“Control” means the sole power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, is Controlled by such specified Person.

“Credit Card Agreement” means all agreements entered into by the Borrower or for the benefit of the Borrower, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer” means any Person (other than any Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Japan Credit Bureau (a/k/a JCB Co.), Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary (other than Borrower and its Subsidiaries) who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables Account” means one or more deposit accounts established in connection with a Credit Card Agreement.

Exhibit A-2

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations of such Person under Capital Leases; (e) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (f) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in respect of which such Person otherwise assures a creditor against loss of such Debt (howsoever such assurance shall be made, including by means of obligations to pay for goods or services even if such goods or services are not actually taken, received or utilized) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (g) any Debt (as defined in the other clauses of this definition) of a partnership for which such Person is liable either by agreement or by operation of Applicable Law but only to the extent of such liability; and (h) obligations of such Person with respect to Disqualified Capital Stock; provided, however, that “Debt” does not include (i) obligations with respect to surety or performance bonds and similar instruments entered into in the ordinary course of business in connection with the operation of the Sand Facilities or with respect to appeal or utility bonds, (ii) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than 90 days past the date of invoice or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, or (iii) endorsements of negotiable instruments for collection. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or circumstance that, with the passing of time or the giving of notice, or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Default Rate” has the meaning given to such term in Section 8.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, (i) matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or (ii) is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, in each case of clauses (i) and (ii), on or prior to the date that is 91 days after the earlier of (A) the Maturity Date and (B) the date on which all Indebtedness is indefeasibly satisfied in full.

“EBITDA” means, for any period of determination, with respect to the Loan Parties, net income for such period, plus the sum of the following items for the same period, all determined on a consolidated basis, without duplication and (except in the case of clause (h) below) to the extent deducted in calculating net income for such period: (a) Consolidated Interest Expense for such period, (b) the sum of federal, state, local and foreign income Taxes accrued or paid (including as a Restricted Payment made pursuant to clause (iii) of the definition of Permitted Payment) during such period, (c) the amount of depreciation, depletion, exploration and amortization expense for such period, (d) any extraordinary, unusual or non-recurring items, (e) transaction costs, expenses and charges, including legal, professional and advisory fees and expenses, (i) with respect to the Transactions incurred prior to or within 90 days of the Closing Date and (ii) incurred in connection with any Investment, acquisition, merger, asset disposition, equity issuance, issuance or modification of any Debt (including any amendment, waiver or modification of the Loan Documents) or similar transactions after the Closing Date, in each case that are permitted hereunder and whether or not such transactions are ultimately consummated, (f) any non-cash items (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), (g) other non-recurring costs and expenses approved by Lender in its reasonable discretion, and (h) the amount of pro forma “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, Investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and other similar initiatives (including the modification and renegotiation of contracts and other arrangements) that are projected by the Borrower in good faith to result from actions that have been taken, are committed to be taken or with respect to which substantial steps have been taken (including prior to the Closing Date), in each case (i) net of the amount of actual benefits realized during such period from such actions, (ii) calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized on the first day of the applicable period for the entirety of such period and (iii) the pro forma “run rate” being the full benefit associated with any action taken, committed to be taken or with respect to which substantial steps have been taken calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been fully realized on the first day of the applicable period for the entirety of such period; provided that (A) the Borrower reasonably expects to realize such savings, operating expense reductions and/or synergies within 18 months after the consummation of such transaction

Exhibit A-3

or the taking of the applicable actions, (B) such cost savings, operating expense reductions and/or synergies are factually supportable and reasonably identified in writing to Lender and (C) no cost savings, operating expense reductions and/or synergies shall be added pursuant to this clause (h) to the extent duplicative of any expenses or charges otherwise added to EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided further that the aggregate amount added back under this clause (h) shall not exceed 10% of EBITDA, minus (without duplication) (i) any extraordinary, unusual or non-recurring items increasing consolidated net income for such period, and (ii) any non-cash items increasing consolidated net income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period). For the purposes of calculating EBITDA for any period, if at any time during such period, any Loan Party shall have made any Material Acquisition or Material Disposition, then EBITDA for such period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Material Acquisition or Material Disposition, are factually supportable, and are expected to have a continuing impact, in each case to be determined by the Borrower in good faith and reasonably acceptable to Lender) or in such other manner acceptable to the Borrower and Lender as if any such Material Acquisition, Material Disposition or adjustment occurred on the first day of such period.

“Environmental Laws” means any and all state, federal and local statutes, regulations and ordinances relating to the protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 (“SARA”), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., or other applicable state or federal laws, rules, or regulations adopted pursuant thereto.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Excepted Liens” means: (a) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of the other Loan Parties to provide collateral to the depository institution; (b) Liens in favor of the depository bank arising under documentation governing deposit accounts or in any Control Agreement (as defined in the Security Agreement) or Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC, which Liens secure the payment of returned items, settlement item amounts, bank fees, or similar items or fees; (c) Immaterial Title Deficiencies and easements, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations, zoning and land use requirements in any Property of the Borrower or any of the other Loan Parties for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines and other means of ingress and egress for the removal of gas, oil, coal, other minerals or sand or timber, and other like and/or usual and customary purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and leases or subleases of real property and any interest or title of a lessee or sublessee under any such lease or sublease, in each case, that do not secure any Debt for borrowed money and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any of the other Loan Parties or materially impair the value of such Property subject thereto; (d) Liens on cash or securities pledged to secure (either directly, or indirectly by securing letters of credit that in turn secure) performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (e) title and ownership interests of lessors (including sub-lessors) of Property leased by such lessors to any Loan Party, Liens and encumbrances encumbering such lessors’ titles and interests in such Property and to which the applicable Loan Party’s leasehold interests may be subject or subordinate, in each case whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not secure Debt for borrowed money of any Loan Party and do not encumber Property of any Loan Party other than the Property that is the subject of such leases and items located thereon; provided, further, that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the applicable Loan Party or materially impair the value of such Property subject thereto; (f) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (g) (i) a Lien on any Property acquired by a Loan Party after the Closing Date that existed on such Property prior to the acquisition thereof or (ii) a Lien existing on any Property of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that, in each case, (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as applicable, (B) such Lien shall not apply to any other Property of such Loan Party and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as applicable, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; (h) licenses of intellectual property rights granted in the ordinary course of business, which in the aggregate do not materially impair the use of any Property owned by the Borrower or any of the other Loan Parties for the purposes of which such Property is held by the Borrower or any of the other Loan Parties; and (i) purported Liens evidenced by the filing of UCC financing statements as a precautionary measure in connection with leases of personal property; provided, that (x) Liens

Exhibit A-4

described in clause (a) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the Lien granted in favor of Lender is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (y) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Indebtedness.

“Excluded Subsidiary” means each of (i) OLC Kermit, LLC, a Texas limited liability company; (ii) OLC Monahans, LLC, a Texas limited liability company; (iii) any subsidiary of a Loan Party formed or acquired after the Closing Date and designated as an “Excluded Subsidiary” in writing to Lender so long as, treating such designation as an Investment by the Loan Parties in such subsidiary for purposes of Section 5(z) in an amount equal to (A) for a subsidiary designated as an Excluded Subsidiary as of the date of its formation or acquisition, the purchase price paid for such subsidiary and its assets, or (B) for a subsidiary designated as an Excluded Subsidiary at any time following the date of its formation or acquisition, the greater of (x) the fair market value of the assets of such subsidiary on the date of designation or (y) the original purchase price paid for such subsidiary and its assets, such Investment would constitute a Permitted Investment at the time of designation; (iv) any Person that is not a Guarantor or a Subsidiary on the date hereof, that later becomes the owner of 100% of the common Equity Interests of either company identified in clauses (i), (ii) or (ii) above and holds no other material assets; and (v) any wholly-owned subsidiary of any of the foregoing. Notwithstanding anything to the contrary herein, the representations, warranties, covenants and events of default set forth in this Agreement and the other Loan Documents shall not apply to any Excluded Subsidiary.

“Existing Credit Agreement” means that certain Credit Agreement dated as of January 30, 2018, by and among Borrower, BlackGold SPV I LP, as administrative agent and the lenders party thereto, as amended or otherwise modified prior to the date hereof.

“Existing Debt” means Debt of a Loan Party existing on the date hereof and disclosed by Borrower on Schedule 1 hereto.

“Existing Title Policies” means the title policies covering the Sand Facilities issued pursuant to the Existing Credit Agreement.

“Event of Default” means any condition or event set forth in Section 7.

“GAAP” means generally accepted accounting principles, consistently applied.

“Good Faith Deposit” means the “Good Faith Deposit” as defined in that certain letter agreement dated as of August 16, 2021, between Lender and Borrower.

“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any state thereof or the District of Columbia or a foreign entity or government.

“Grantor” means each and all Persons granting a Lien in any Collateral to secure the Loan.

“Guarantor” means any guarantor, surety, or accommodation party of the Loan or any portion thereof.

“Guaranty Agreement” means that certain Guaranty Agreement, dated as of even date herewith, executed by the Guarantors in favor of Lender pursuant to which the Guarantors unconditionally guaranty, on a joint and several basis, payment of the Indebtedness and performance of all other Obligations, as such agreement may be amended, modified, supplemented, restated or replaced from time to time.

“Hazardous Substances” means any chemical, material, waste or substance that is prohibited, limited or regulated in any manner by any Governmental Authority or that, because of its quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. The words “Hazardous Substances” are used in their very broadest sense and include without limitation any and all hazardous or toxic substances, materials or waste as defined by or listed under the Environmental Laws. The term “Hazardous Substances” also includes, without limitation, petroleum and petroleum by-products or any fraction thereof and asbestos.

“Improvements” means the buildings and other improvements located or erected on the Sand Facilities, including any and all items of property attached or affixed to such buildings or other improvements (or any portion thereof).

“Indebtedness” means the indebtedness created or evidenced by this Agreement, the Note or any other Loan Document, including all principal and interest together with all other indebtedness and costs and expenses for which Borrower is responsible under this Agreement or under any of the Loan Documents.

“Investment Returns” means, with respect to any Investment, any return on such Investment received by a Loan Party in cash in the form of dividends, interest, distributions, returns of principal, and/or proceeds of the sale thereof.

“Investments” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests in any other Person or any agreement to make any such acquisition (including, e.g., any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit

Exhibit A-5

with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding (i) any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business) and (ii) unsecured intercompany loans, advances, or Debt in each case solely among Borrower and its subsidiaries and made in the ordinary course of business; (c) the purchase or acquisition (in one or a series of transactions) of the Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other surety obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt of any other Person. The amount of any Investment shall be the original cost or amount of such Investment plus the cost or amount of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or writeoffs with respect to such Investment, minus any actual returns received in cash or Cash Equivalents on such Investment.

“IPO Event” means either (i) the issuance by Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) on a United States national securities exchange (including NYSE, NASDAQ, or any other stock exchanges having a market capitalization of over $3 trillion or otherwise acceptable to Lender in its reasonable discretion), pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 (whether alone or in connection with a secondary public offering) or (ii) a SPAC Transaction.

“Kermit Facility” means the sand mine located in or around Kermit, Texas as described within PBR Permit #148113.

“Lender” has the meaning ascribed to such term in the first paragraph of this Agreement.

“Leverage Ratio” means the ratio of (i) the outstanding Net Indebtedness to (ii) the Loan Parties’ consolidated trailing twelve months’ EBITDA.

“Lien” means any and all types of collateral security, present and future, whether in the form of a lien, charge, encumbrance, mortgage, deed of trust, security deed, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever whether created by law, contract, or otherwise and shall include, for the avoidance of doubt, any easement, restriction, servitude, permit, condition, covenant, exception or reservation where the effect is to secure an obligation owed to, or a claim by, a Person other than the owner of the Property.

“Liquidity” means for any calendar month, the sum of (i) the average aggregate daily Cash and Cash Equivalents held by the Loan Parties during such month plus (ii) the average daily Availability under (and as defined in) the ABL Credit Agreement during such month.

“Loan” has the meaning assigned such term in Section 3(a).

“Loan Documents” means this Agreement, the Note, the Security Instruments, together with all environmental indemnity agreements, guaranties, security agreements, pledge agreements, mortgages, deeds of trust, security deeds, collateral mortgages, subordination agreements, collateral assignments, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with this Agreement.

“Loan Party” means Borrower and each Guarantor.

“Major Material Contract” means (i) any contract or agreement (other than any Loan Document) entered into in respect of a Sand Facility the breach, nonperformance, cancellation, or failure to renew could reasonably be expected to result in a material adverse effect with respect to such Sand Facility and (ii) any other contract or agreement the breach, nonperformance, cancellation, or failure to renew could reasonably be expected to result in a Material Adverse Effect; provided, however, that no such agreement that is permitted to be terminated by any party thereto (absent any breach by any party thereto) within 180 days of such date shall constitute a Major Material Contract during such 180-day period.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (i) the business, operations, property or financial condition of Borrower and the other Loan Parties taken as a whole, (ii) the ability of (A) Borrower to perform its payment obligations under any Loan Document or (B) the Loan Parties, taken as a whole, to perform any of their obligations under any Loan Document, (iii) the validity or enforceability of any Loan Document or (iv) the rights and remedies of or benefits available to Lender, taken as a whole, under this Agreement, the Note or the Security Instruments.

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property (including by way of merger or consolidation) that involves the payment of consideration by one or more of the Loan Parties in excess of $25,000,000.

“Material Disposition” means any assignment, sale or other transfer of Property or series of related assignments, sales or other transfers of Property that yields gross proceeds to one or more of the Loan Parties in excess of $25,000,000.

“Material Other Indebtedness” means Debt (other than the Indebtedness, but including obligations in respect of one or more Swap Agreements) of one or more Loan Parties in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Other Indebtedness, the “principal amount” of the obligations of the Loan Party in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.

Exhibit A-6

“Maturity Date” means the first to occur of (i) October 1, 2027 and (ii) the date, if any, on which the maturity of the Loan shall have been accelerated pursuant to Section 8 hereof.

“Maximum Principal Amount” has the meaning ascribed to such term in the second paragraph of this Agreement.

“Monahans Facility” means the sand mine located in or around Monahans, Texas as described within PBR Permit #148572.

“Mortgage” means each of the mortgages and deeds of trust executed by any Loan Party for the benefit of Lender covering the Mortgaged Property to secure the Loan as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Mortgaged Property” means any Property owned or leased by any Loan Party that is subject to the Liens existing and to exist under the terms of any Mortgage.

“Net Indebtedness” means, as of any date of determination, an amount equal to (i) the total outstanding Indebtedness of the Loan Parties, minus (ii) the aggregate amount of Cash and Cash Equivalents of the Loan Parties.

“Note” means a promissory note executed by Borrower in connection with this Agreement in favor of Lender in the Maximum Principal Amount, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Obligations” means the Indebtedness and all other amounts, obligations, liabilities, covenants and duties of every type and description owing by Borrower or any other Loan Party to Lender arising out of, under, or in connection with any Loan Document, whether direct or indirect, absolute or contingent, due or to become due, liquidated or not, now existing or hereafter arising, however acquired, and whether or not evidenced by any instrument.

“Payment Day” means the first day of each calendar month.

“Permitted Debt” means:

(i) the Indebtedness;

(ii) intercompany Debt between or among the Loan Parties that is subordinated to the Indebtedness as and to the extent provided in the Guaranty Agreement;

(iii) Debt constituting a guaranty by any Loan Party of other Debt permitted to be incurred hereunder;

(iv) Debt constituting purchase money Debt or under Capital Leases (or other equipment financing arrangements for mobile excavation equipment, automobiles, trucks, rental equipment or other personal Property to be used in the ordinary course of business) not to exceed in the aggregate principal amount at any one time outstanding the greater of (i) $25,000,000 and (ii) an amount equal to 3.0% of Borrower’s Consolidated Net Tangible Assets (calculated based on the Financial Statements most recently delivered pursuant to this Agreement);

(v) Debt and obligations owing under Swap Agreements;

(vi) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Debt is extinguished within two Business Days of its incurrence;

(vii) Debt incurred in respect of insurance premium financing arrangements in the ordinary course of business;

(viii) the Existing Debt and extensions, renewals and replacements of any such Existing Debt and any refinancings, modifications, renewals and extensions of any such Debt so long as (A) the principal amount of such Debt shall not be increased from the principal amount outstanding at the time of such refinancing, renewal or extension plus amounts to fund any original issue discount or upfront fees relating thereto plus amounts to fund accrued interest, fees, expenses and premiums, (B) the maturity of such Debt shall not be shortened and (C) the covenants and events of default governing such refinanced, renewed, modified or extended Debt shall not be, taken as a whole, materially more restrictive to the Loan Parties than those under the Debt being so refinanced, renewed, modified or extended;

(ix) the ABL Obligations and other first lien senior secured Debt in an aggregate principal amount not to exceed $50,000,000 at any one time; provided, that such Debt will be subject to the ABL/Term Intercreditor Agreement;

(x) unsecured Debt arising from loan programs of the Small Business Administration or other Governmental Authorities where the principal thereof is eligible for forgiveness under the applicable program or legislation; provided that the Loan Party incurring such Debt meets the requirements and criteria for forgiveness under such program or legislation;

(xi) Debt incurred or assumed in connection with permitted acquisitions, including Debt consisting of indemnities, obligations in respect of earn outs or other purchase price adjustments or similar obligations in connection therewith, not to exceed (x) $50,000,000 or (y) an unlimited amount so long as (A) on the date of incurrence or assumption thereof, Borrower would be in compliance on a pro forma basis with a Total Leverage Ratio of no greater than 3.00 to 1.00 as of such time and (B) Borrower has at least five (5) Business Days prior to the incurrence thereof delivered a certificate duly executed by a Responsible Officer of Borrower in form and detail reasonably satisfactory to Lender demonstrating compliance with such Total Leverage Ratio;

Exhibit A-7

(xii) Debt incurred by the Loan Parties in respect of Credit Card Agreements in the ordinary course of business in an aggregate principal amount not to exceed $500,000 at any one time outstanding;

(xiii) Debt in respect of letters of credit in an aggregate face amount not to exceed $5,000,000 at any one time outstanding;

(xiv) other unsecured Debt, provided that (A) no Default or Event of Default shall exist or will result immediately after giving effect to the incurrence of such unsecured Debt, (B) the maturity of such unsecured Debt is not prior to, and such unsecured Debt does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is ninety one (91) days after the Maturity Date, (C) the covenants and events of default governing such unsecured Debt shall not be, taken as a whole, materially more restrictive to the Loan Parties than those under this Agreement, (D) on the date of incurrence thereof and after taking into account the incurrence of such Debt, Borrower would be in compliance on a pro forma basis with a Total Leverage Ratio of no greater than 5.00 to 1.00 as of such time and (E) Borrower has at least five (5) Business Days prior to the incurrence thereof delivered a certificate duly executed by a Responsible Officer of Borrower in form and detail reasonably satisfactory to Lender demonstrating compliance with the conditions set forth in this clause (xiv);

(xv) other Debt not otherwise permitted under the foregoing clauses (i) through (xiv) so long as: (A) no Default or Event of Default shall exist or will result immediately after giving effect to the incurrence of such Debt; (B) on the date of incurrence thereof and after taking into account the incurrence of such Debt, Total Other Debt (including all Debt under this clause (xv)) does not exceed 10% of Borrower’s Consolidated Tangible Assets (calculated based on the Financial Statements most recently delivered pursuant to this Agreement); (C) on the date of incurrence thereof and after taking into account the incurrence of such Debt, Borrower would be in compliance on a pro forma basis with a Total Leverage Ratio of no greater than 2.00 to 1.00 as of such time and (D) Borrower has at least five (5) Business Days prior to the incurrence thereof delivered a certificate duly executed by a Responsible Officer of Borrower in form and detail reasonably satisfactory to Lender demonstrating compliance with the conditions set forth in this clause (xv); and

(xvi) other Debt not otherwise permitted under the foregoing clauses (i) through (xv) in an aggregate amount not to exceed $2,500,000 at any one time outstanding.

“Permitted Intercompany Activities” means administrative, overhead, operating, technology or licensing arrangements and related payments or obligations in respect thereof entered into in the ordinary course of business or consistent with customary industry practices between or among the Borrower and its subsidiaries that are, in the good faith judgment of the Borrower, necessary or advisable in connection with the ownership or operation of the business of the Borrower and its subsidiaries.

“Permitted Investments” means

(i) Investments existing as of the date of this Agreement which are disclosed to Lender on Schedule 2 hereto;

(ii) accounts receivable arising in the ordinary course of business and promissory notes received in settlement of any such accounts receivable;

(iii) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof;

(iv) commercial paper maturing within one year from the date of acquisition thereof having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively;

(v) deposits (including certificates of deposit) maturing within one year from the date of deposit thereof with or issued by any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $1,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(vi) deposits in money market funds investing not less than 90% of their assets in Investments described in the preceding clauses (iii), (iv) and (v);

(vii) Investments (A) made by the Borrower in or to any of the other Loan Parties including any Person who, contemporaneously with the making of such Investment becomes a Guarantor, (B) made by any Loan Party in or to the Borrower or any other Loan Party, and (C) made by a Loan Party in an Excluded Subsidiary or any other Subsidiary that is not a Guarantor; provided that the amounts of Investments made under this clause (C) shall not exceed $25,000,000 plus the amount of any Investment Returns in respect of Investments previously made pursuant to this clause (C) in the aggregate at any time;

(viii) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts arising in the ordinary course of business and disputes with, customers and suppliers;

(ix) Investments in any new Subsidiary (whether by formation or acquisition) to the extent such Subsidiary becomes a Guarantor hereunder in accordance with the terms hereof and complies with Section 5(w);

(x) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the ordinary course of business;

Exhibit A-8

(xi) extensions of trade credit in the ordinary course of business;

(xii) Investments constituting Permitted Debt;

(xiii) Investments permitted by Section 5(b);

(xiv) loans or advances to employees, officers or directors in the ordinary course of business of any Loan Party, in each case only as permitted by applicable law, but in any event not to exceed $1,000,000 in aggregate principal amount at any time outstanding except to the extent that the proceeds of such loans are paid to or retained by the Borrower substantially contemporaneously with the making of such loans to fund such employee’s, officer’s or director’s purchase of Equity Interests (other than Disqualified Capital Stock) in the Borrower;

(xv) Investments, including Investments in Excluded Subsidiaries and acquisitions, to the extent funded with cash proceeds from contributions to the Borrower’s common equity capital or from the sale of its Equity Interests (other than Disqualified Capital Stock) received by the Borrower after the Closing Date and within 90 days of the making of such Investment;

(xvi) Investments consisting of the contribution of the Specified OLC Assets to one or more Excluded Subsidiaries;

(xvii) to the extent constituting an Investment, the guarantee by a Loan Party of any Debt of an Excluded Subsidiary so long as such guarantee is limited solely to a non-recourse pledge of the Equity Interests of such Excluded Subsidiary owned by a Loan Party;

(xviii) other Investments; provided that (A) no Event or Default has occurred and is continuing or would result therefrom and (B) the aggregate amount of Investments made pursuant to this clause (xviii) shall not exceed $10,000,000 plus the amount of any Investment Returns in respect of Investments previously made pursuant to this clause (xviii) at any time outstanding; and

(xix) Investments in Excluded Subsidiaries to the extent funded solely with prepayments from customers in connection with the conveyor project of one or more of the Excluded Subsidiaries that are received by the Borrower in cash after the Closing Date (a “Pass-Through Customer Prepayment”) (it being understood and agreed that the Borrower shall provide Lender prior written notice of any such Pass-Through Customer Prepayment, which such notice shall designate the applicable cash proceeds as a Pass-Through Customer Prepayment).

“Permitted Liens” means

(i) Liens and security interests in favor of Lender securing the Indebtedness owed by Borrower to Lender (collectively, the “Lender’s Liens”);

(ii) Liens securing Permitted Debt described in clause (ix) of the definition thereof;

(iii) Liens for taxes, assessments, other governmental charges or levies, and Liens in connection with workers’ compensation, unemployment insurance, or other social security, old age pension or public liability obligations or similar legislation, in each case which are either not yet overdue by more than 90 days or which are being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP (i.e., “which are Not Risks”);

(iv) landlords’ liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or similar Liens, in each case, arising in the ordinary course of business and which are Not Risks;

(v) contractual Liens which arise in the ordinary course of business under real property leases, operating agreements, joint venture agreements, mineral leases, contracts for the sale, transportation or exchange of sand or minerals, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, supply agreements, seismic or other geophysical permits or agreements, and other agreements which are or have become usual and customary in the sand extracting, producing, processing, developing and/or marketing business and are for claims which are Not Risks;

(vi) purchase money Liens or purchase money security interests securing Debt permitted under clause (iv) of the definition of “Permitted Debt”; provided that (A) such Liens do not attach to any Property other than the Property leased or financed by such Debt and (B) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price or lease payment amount of such Property at the time it was acquired;

(vii) Liens existing on the date of this Agreement and disclosed to Lender in Schedule 3 hereto, so long as any such Lien shall apply only to the Property to which it currently applies and shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(viii) Liens on insurance proceeds or unearned premiums incurred in in the ordinary course of business in connection with the financing of insurance premium permitted pursuant to clause (vii) of the definition of Permitted Debt;

(ix) those Liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower’s assets (as determined by Lender in Lender’s sole reasonable discretion);

(x) Liens on Cash Collateral Accounts that secure Debt in respect of letters of credit permitted under clause (xiii) of the definition of “Permitted Debt” so long as the aggregate amount credited to the Cash Collateral Accounts does not exceed $5,000,000;

Exhibit A-9

(xi) Liens or rights of setoff against credit balances or cash and Cash Equivalents held in a Credit Card Receivables Account of the Borrower or any of its Subsidiaries with Credit Card Issuers or Credit Card Processors to secure obligations described in clause (xii) of the definition of Permitted Debt; provided, however, that the aggregate amount of credit balances or cash or Cash Equivalents subject to such Liens and rights of setoff under this clause (xi) shall not exceed $500,000;

(xii) Liens securing Debt and obligations owing under Swap Agreements permitted hereunder; provided that at the time of the incurrence thereof, the aggregate outstanding amount of Debt and other obligations secured by Liens under this clause (xii) shall not exceed $5,000,000;

(xiii) Excepted Liens;

(xiv) other Liens not otherwise described under clauses (i) through (xiii) above so long as (A) such Liens only secure Permitted Debt and (B) such Liens do not attach to any Sand Facilities, any Specified Property or to any personal property, fixture or improvement constituting Collateral related thereto or used in connection therewith; and

(xv) other Liens not otherwise described under clauses (i) through (xiv) above so long as the outstanding amount of Debt and other obligations secured by Liens under this clause (xv) shall not exceed $2,500,000 in the aggregate at any time.

“Permitted Payments” means (i) Restricted Payments made by Borrower with respect to its Equity Interests payable solely in additional membership interests or shares of its Equity Interests (other than Disqualified Capital Stock); (ii) Restricted Payments made by any Loan Party to any other Loan Party; and (iii), with respect to any taxable period (or portion thereof corresponding to a period used for computing estimated tax of a U.S. individual), Restricted Payments made by Borrower to the holders of its Equity Interests in an amount equal to the Tax Distribution Amount, calculated with respect to such period (or applicable portion thereof) on or prior to such period’s (or such portion’s) tax (or estimated tax) payment due date.

“Permitted Sale” means (i) the sale of Inventory in the ordinary course of business; (ii) the transfer of Property by means of a transaction permitted under Section 5(b) hereof; (iii) the issuance or transfer of any Equity Interest in a Subsidiary to any Loan Party; (iv) the issuance of Equity Interests (other than Disqualified Capital Stock) in Borrower; (v) the transfer of Property among the Loan Parties; (vi) the sale or transfer of equipment and other personal property that is (A) worn out, obsolete or surplus Property or (B) is replaced by equipment or other personal property of at least comparable value and use; (vii) licensing and cross-licensing arrangements involving any technology or other intellectual property of Borrower or any Subsidiary in the ordinary course of business; (viii) the abandonment of any rights, franchises, licenses, or intellectual property that any Loan Party reasonably determines are no longer necessary in its business or commercially desirable; (ix) the transfer of Property in connection with a Casualty Event; (x) the use, transfer or disposition of cash and Cash Equivalents pursuant to any transaction not prohibited by the terms of the Loan Documents; (xi) the sale or other disposition of the Equity Interests in any Excluded Subsidiary; (xii) other sales, dispositions or transfers not regulated by the other clauses in this definition of any Properties that are not Specified Properties or personal property, fixtures or improvements constituting Collateral related to or used in connection with the Sand Facilities or the Specified Properties and which have a fair market value of not more than $25,000,000 in the aggregate during any 12-month period; and (xiii) the sale, disposition or other transfer of any Properties that are not Specified Properties having a fair market value of not more than $7,500,000 in the aggregate during the term of this Agreement.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Prepayment Fee” has the meaning given to such term in the Note.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Related Paydown” means, with respect to any Restricted Payment made pursuant to Section 5(p)(iii), (i) if the Leverage Ratio on a pro forma basis immediately after giving effect to such Restricted Payment would be greater than 1.25:1.0, then an amount equal to one-third (1/3) of such Restricted Payment; and (ii) if the Leverage Ratio on a pro forma basis immediately after giving effect to such Restricted Payment would be less than or equal to 1.25:1.0, then an amount equal to one-fourth (1/4) of such Restricted Payment.

“Responsible Officer” means, as to any Person, the chief executive officer, the president, any financial officer (for purposes of this Agreement, meaning the chief financial officer, principal accounting officer, treasurer or controller of such Person) or any vice president of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property (but excluding dividends paid in Equity Interests)) with respect to any Equity Interests in Borrower or any of the other Loan Parties, or any payment (whether in cash or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Borrower or any of the other Loan Parties or any option, warrant or other right to acquire any such Equity Interests in Borrower or any of the other Loan Parties.

“Sand Facilities” mean the Kermit Facility and the Monahans Facility.

Exhibit A-10

“Sand Reserves” means, collectively, sand reserves that, in accordance with S-K 1300, are classified as “Probable mineral reserves” or “Proven mineral reserves”.

“Sand Reserves Value” means, as of any date of determination, the present value of the reasonably estimated future net revenues, discounted at a rate of 9% per annum, from forecasted sales of Inventory during the remaining expected economic lives of the reserves related thereto.

“Security Agreement” means that certain Security Agreement, dated as of even date herewith, by the Loan Parties in favor of Lender granting Liens and a security interest on each Loan Party’s personal property constituting Collateral (as defined therein) in favor of Lender to secure the Indebtedness, as such agreement may be amended, modified, supplemented, restated or replaced from time to time.

“Security Instruments” means the Guaranty Agreement, the Security Agreement, the Mortgages, and each account control agreement, deed of trust, collateral assignment, and other agreement or instrument described or referred to in Exhibit C attached hereto, and any and all other agreements or instruments now or hereafter executed and delivered by any Loan Party to provide security for or guarantee the payment or performance of the Indebtedness, the Loan, this Agreement or any other Loan Document, as such agreements or instruments may be amended, modified, supplemented, restated or replaced from time to time.

“SPAC” means a newly formed special purpose acquisition entity, which (i) has been formed with the purpose of raising capital, (ii) has completed an initial public offering resulting in the Equity Interests of such entity being listed on a United States national securities exchange, and (iii) does not conduct any material business or maintain any material assets other than cash.

“SPAC Transaction” means an acquisition, merger or other business combination pursuant to between Borrower and a SPAC, provided that (i) the surviving entity shall be Borrower, (ii) the transaction shall result in Borrower being listed on a United States national securities exchange, and (iii) Borrower shall have provided ten (10) Business Days prior written notice of the transaction to Lender, and Lender shall have received copies of the material documents entered into to effect the SPAC Transaction.

“Specified OLC Assets” means, collectively, the assets and Property disclosed to Lender on Schedule 4 hereto and other assets reasonably related thereto with an aggregate fair market value for all such other assets not to exceed $7,500,000.

“Specified Property” means the Property described on Schedule 5 hereto.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (ii) any other Person of which (A) Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes in such Person shall have or might have voting power by reason of the happening of any contingency) are, or (B) in the case of a partnership, any general partnership interests are, in each case, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower other than an Excluded Subsidiary.

“Swap Agreement” means any “swap” within the meaning of Section 1a(47) or Section 2(e) of the Commodity Exchange Act entered into with a Person whose long term senior unsecured debt rating is BBB-/Baa3 or higher by S&P or Moody’s, respectively, (or their equivalent) and includes any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; provided, however, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any Swap Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreement, (i) for any date on or after the date such Swap Agreement has been closed out and the termination value determined in accordance therewith, such termination value and (ii) for any date prior to the date referenced in clause (i), the amount determined as the mark-to-market value for such Swap Agreement, as determined by (A) the Borrower in good faith, if no Event of Default has occurred and is continuing or (B) Lender in good faith, if otherwise.

“Tax Distribution Amount” means for any taxable period (or portion thereof corresponding to a period used for computing estimated tax of a U.S. individual) of the Borrower ending after the date of this Agreement and during which the Borrower is a partnership for U.S. federal income tax purposes, an aggregate amount equal to the product of (i) the Borrower’s “taxable income” for such period (or portion thereof), not including income arising under Section 704(c) of the Code, and determined as though the Borrower were an individual and each of its subsidiaries were pass-through entities for tax purposes, reduced by the cumulative net taxable loss of the Borrower for all periods ending after the date of this Agreement (determined as if all such prior periods were one taxable period) to the extent such loss is of a character that would permit such loss to be deducted against the current period’s

Exhibit A-11

income and was not previously taken into account, and (ii) the highest combined United States federal, state and local income Tax rate applicable to a resident individual of New York, New York for such period (taking into account (x) the deductibility of state and local income taxes for U.S. federal income tax purposes and (y) the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income), as properly adjusted to reflect the final determination of any previously estimated taxable income or loss, provided that, if any amount distributed as a Tax Distribution Amount for the taxable year exceeds the appropriate Tax Distribution Amount for such taxable year (including where the amounts included in taxable income for such taxable year decreased as a result of an audit, amended return or otherwise), then such excess shall be credited against the next Tax Distribution Amount permitted to be made with respect to subsequent taxable years.

“Taxes” means any and all taxes, assessments, claims and other charges lawfully levied or assessed by any Governmental Authority against, in connection with or otherwise with respect to Borrower, the Sand Facilities or any of the Collateral.

“Term Cash Collateral Account” means a deposit account in which Borrower will only deposit identifiable proceeds of Term Priority Collateral that constitute Term Priority Collateral.

“Term Priority Collateral” has the meaning assigned to such term in the ABL/Term Intercreditor Agreement.

“Title Company” means Madison Title Agency (and its issuing agent, if and as applicable), issuing the Title Policy.

“Title Policy” means a loan policy of title insurance issued by the Title Company, in form and substance reasonably acceptable to and approved by Lender (as well as the Borrower and the Title Company), insuring that the Mortgage encumbering each Sand Facility constitutes a valid first priority lien upon each Sand Facility subject to such Mortgage. The Title Policy may be subject only to those exceptions set forth in the Existing Title Policies and any others which Lender may approve in writing, and must contain endorsements consistent with the Existing Title Policies.

“Total Debt” means, as of any date of determination, an amount equal to the total outstanding Debt of the Loan Parties, minus the aggregate amount of Cash and Cash Equivalents of the Loan Parties.

“Total Leverage Ratio” means the ratio of (i) Total Debt to (ii) the Loan Parties’ consolidated trailing twelve months’ EBITDA.

“Total Other Debt” means, as of any date of determination, an amount equal to the total outstanding Debt of the Loan Parties, minus (i) the aggregate amount of Cash and Cash Equivalents of the Loan Parties and (ii) the outstanding principal amount of the Loan.

“Transactions” means, collectively, (i) the negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions hereunder and thereunder, including the borrowing of Loans, (ii) the consummation of the repayment in full of all amounts outstanding under the Existing Credit Agreement and the execution and delivery of all documents and instruments related thereto, and (iii) the payment of costs, fees, expenses and premiums related to the foregoing.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of Texas, or, where applicable to specific Property, any other relevant State.

“U.S. Economic Sanctions” has the meaning given to such term in Section 4(i).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

Exhibit A-12

EXHIBIT B

CLOSING CONDITIONS SCHEDULE

Lender’s obligation to close the Loan (the “Closing”) and to fund the Advance with respect to the Loan is subject to Lender’s reasonable satisfaction with or waiver of the following conditions, including required deliverables, each at Borrower’s expense:

1. Due Diligence. Lender shall have received and approved all items, documents and information required by Lender in connection with its credit underwriting and due diligence for the Loan and shall have completed such credit underwriting and due diligence with respect to Borrower, each other Loan Party, the Collateral, and all aspects of the Loan as Lender deems appropriate, and the results of such underwriting and due diligence are satisfactory to Lender, in its sole discretion.

2. Payments. All costs, expenses and fees to be paid by Borrower on or before the Closing shall have been paid in full, including after giving effect to the application of the Good Faith Deposit.

3. No Default; Representations. No Default has occurred and is continuing or would occur as a result of the consummation of the transactions at the Closing. All representations and warranties of each of the Loan Parties in Loan Documents signed by such Loan Party are true, correct, and complete in all material respects.

4. Executed Loan Documents. Lender shall have received the following Loan Documents, together with all such other documents and instruments as Lender may require, in each case duly executed and, where appropriate, acknowledged, by all parties thereto, other than Lender, each in form and substance satisfactory to Lender:

a.	This Agreement;

b.	The Note;

c.	The Security Agreement;

d.	The Guaranty; and

e.	A Mortgage for each Sand Facility.

5. Financing Statements. Lender shall be reasonably satisfied that the Security Instruments listed on Exhibit C will, when properly recorded (or when the applicable financing statements related thereto are properly filed or such other actions needed to perfect are taken) create perfected Liens (subject to Permitted Liens) on all of the Property purported to be encumbered by such Security Instruments.

6. Deliverables. Borrower shall have delivered to Lender, or Lender shall otherwise have obtained, and Lender shall have approved, the following, together with such other information and documentation as Lender may reasonably require, all at Borrower’s expense:

a.	Insurance. Evidence that all insurance that Borrower is required to have at Closing has been obtained, is in full force and effect, and complies with the requirements of the Loan Documents.

b.	Appraisal. An appraisal of the Collateral and Borrower’s enterprise value issued by an appraiser and valuation firm selected and engaged by Lender.

c.	Legal Opinion. A legal opinion of Vinson & Elkins LLP, special counsel to the Loan Parties, in form and substance reasonably satisfactory to Lender.

d.	Independent Audit Report. An independent audit report issued for Borrower covering the year ended December 31, 2020.

e.

Financial and Operations Information. Lender shall have received, and satisfactorily completed its review of, information regarding ownership, business operations, business prospects, litigation, Tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, Major Material Contracts, debt agreements, property ownership, and contingent liabilities of the Loan Parties.

Exhibit B-1

f.

Solvency Certificate. If required by Lender, a certificate from Borrower, signed by Borrower’s chief financial officer or other comparable person certifying to Lender that, both before and immediately after closing the Loan, and giving effect thereto, the Loan Parties, on a consolidated basis, are solvent.

g.

KYC. All information requested by Lender at least five (5) Business Days prior to the Closing Date to verify the representations set forth in Section 4(i) with respect to Borrower and any other Loan Party.

h.

Secretary’s Certificates. A certificate of the Secretary, an Assistant Secretary or other officer of each Loan Party setting forth (i) resolutions of its board of directors (or comparable governing body) with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and perform its obligations thereunder, (ii) the officers of such Loan Party (y) who are authorized to sign the Loan Documents to which such Loan Party is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of such Loan Party, certified as being true and complete.

i.

Existence and Good Standing Certificates. Certificates of the appropriate State agencies with respect to the existence, qualification and good standing of each Loan Party in each jurisdiction where such Loan Party is required to be qualified or in good standing, as applicable, in accordance with Section 5(a).

7. Title Insurance. At Borrower’s sole expense, the Mortgages in favor of Lender shall have been recorded and the Title Company shall be unconditionally committed to issue to Lender a Title Policy with respect to each of (a) the owned property related to the Kermit Facility and (b) the leased property related to the Monahans Facility, in such form and amount and with such endorsements as Lender may reasonably require, insuring that the Mortgages are in first lien position subject only to Permitted Liens and such recorded easements, covenants, restrictions, encumbrances and other matters of record affecting such properties as approved by Lender in its reasonable discretion.

8. Environmental. Lender shall be reasonably satisfied with the environmental condition of the Sand Facilities and such other real property Collateral of the Borrower and the Guarantors and shall have been furnished with all environmental site assessments reports in the possession of Borrower.

9. Due Diligence. Lender shall have received appropriate UCC search certificates, fixture filing, judgment, tax and county-level real property record search results reflecting no Liens encumbering the Properties of the Loan Parties for each jurisdiction reasonably requested by Lender, other than those being assigned or released on or prior to the Closing Date or Permitted Liens and bankruptcy and litigation searches.

Exhibit B-2

EXHIBIT C

SECURITY INSTRUMENTS AS OF THE CLOSING DATE

1. Security Agreement.

2. Guaranty Agreement.

3. Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents and Leases to be recorded in the Real Property Records of Winkler County, Texas.

4. Leasehold Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents and Leases to be recorded in the Real Property Records of Ward County, Texas.

5. Leasehold Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents and Leases to be recorded in the Real Property Records of Winkler County, Texas.

6. UCC-1 Financing Statement for Atlas Sand Company, LLC, to be filed with the Delaware Secretary of State.

7. UCC-1 Financing Statement for Atlas Sand Employee Company, LLC, to be filed with the Texas Secretary of State.

8. UCC-1 Financing Statement for Atlas Sand Employee Holding Company, LLC, to be filed with the Texas Secretary of State.

9. UCC-1 Financing Statement for Atlas Sand Construction, LLC, to be filed with the Texas Secretary of State.

10. UCC-1 Financing Statement for Atlas Construction Employee Company, LLC, to be filed with the Texas Secretary of State.

11. UCC-1 Financing Statement for OLC Employee Company, LLC, to be filed with the Texas Secretary of State.

Exhibit C-1

EXHIBIT D

POST-CLOSING MATTERS

Not later than the date that is 45 days following the Closing Date (or such later date as Lender may agree in its reasonable discretion) the Loan Parties shall have delivered:

(a) Control Agreements executed by each of the parties thereto (other than Lender) in form and substance reasonably satisfactory to Lender with respect to each Deposit Account, Securities Account and Commodity Account maintained by the Loan Parties as of the Closing Date; and

(b) Collateral Access Agreements executed by each of the parties thereto (other than Lender) from the lessor of each leased property (other than lessors of leases with respect to the Kermit Facility and the Monahans Facility) where a Loan Party maintains original books and records in respect of the Collateral.

(c) An Unsecured Indemnity Agreement executed by each of the Loan Parties in form and substance reasonably satisfactory to Lender.

Not later than the date that is 90 days following the Closing Date (or such later date as Lender may agree in its reasonable discretion) the Loan Parties shall have delivered an ALTA survey of the Sand Facilities from a licensed surveyor reasonably acceptable to Lender, certified to Lender and the Title Company. In the event that such survey identifies defect(s) that would reasonably be expected to have a Material Adverse Effect, Borrower would cure such defect(s) within 180 days of Lender’s request for such cure (or such later date as Lender may agree in its reasonable discretion).

Exhibit D-1